Exhibit 10.1

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
ASSET PURCHASE AGREEMENT
BY AND BETWEEN
2SEVENTY BIO, INC.
AND
REGENERON PHARMACEUTICALS, INC.
DATED AS OF
January 29, 2024

TABLE OF CONTENTS

Page

EXHIBITS AND SCHEDULES
Exhibit A        Assignment and Assumption Agreement
Exhibit B        Bill of Sale
Exhibit C        License Agreement
Exhibit D        Transition Services Agreement

Schedule 1.1(a)     List of Seller Knowledge Parties
Schedule 1.1(b)    Ongoing Clinical Trials
Schedule 1.1(c)    Retained Contracts
Schedule 1.1(d)    Shared Intellectual Property
Schedule 2.2(a)(i)    Transferred Contracts
Schedule 2.2(a)(ii)    Transferred Records
Schedule 2.2(a)(iv)    Transferred Regulatory Documentation
Schedule 2.2(a)(v)    Permits
Schedule 2.2(a)(vi)    Product Intellectual Property
Schedule 2.2(a)(vii)    Tangible Assets
Schedule 2.2(a)(viii)    Tangible Equipment and Machinery, Infrastructure and Supplies
Schedule 2.4(a)    Non-Transferable Assets
Schedule 2.4(c)    Shared Contracts
Schedule 4.2(b)    Required Consents
Schedule 5    Seller Disclosure Schedules
Schedule 7.5(a)(i)    Key Offered Employees
Schedule 7.5(a)(ii)    Additional Offered Employees
Schedule 7.5(e)    Severance Arrangements
Schedule 7.11(d)    Allocation of Purchase Price
Schedule 7.15(a)    Cambridge Sublease Terms
Schedule 7.15(b)    Seattle Sublease Terms

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 29, 2024, is made by and between 2seventy bio, Inc., a Delaware corporation (“Seller”), and Regeneron Pharmaceuticals, Inc., a New York corporation (“Buyer”).
WHEREAS, Seller has been engaged in the research and development of product candidates for the treatment of solid tumors through its Solid Tumor Programs (as defined herein);
WHEREAS, Seller and Buyer are currently engaged in a worldwide, strategic collaboration for the research, development, manufacture, and, if successful, regulatory approval for and commercialization of cell therapy products directed against certain oncology targets, which includes the Solid Tumor Programs;
WHEREAS, Seller also has been engaged in the research and development of cell therapy product candidates through the Other Programs (as defined herein); and
WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to (a) purchase (or cause its Affiliates to purchase) from Seller the Transferred Assets (as defined herein) and (b) assume (or cause its Affiliates to assume) the Assumed Liabilities (as defined herein), in each case, upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
Article I

DEFINITIONS
Section I.1Definitions.
As used in this Agreement, the following terms have the meanings set forth below:
“401(k) Plan” has the meaning set forth in Section 7.5(d).
“Abecma” means that certain (a) B-cell maturation antigen (BCMA)-directed genetically modified autologous T cell immunotherapy known as idecabtagene vicleucel and commercialized under the trademark ABECMA®, and (b) [***].
“Accounting Standards” means U.S. generally accepted accounting principles or International Financial Reporting Standards of the International Accounting Standards Board, as applicable, with respect to any Milestone or Commercializing Party, in each case, as generally and consistently applied throughout such Milestone or Commercializing Party’s organization. Buyer will promptly notify Seller in the event that it changes the Accounting Standards pursuant to which its (or any other Milestone or Commercializing Party’s) records are maintained; provided, however, that each Milestone or Commercializing Party may only use internationally recognized accounting principles.
“Acquisition Proposal” means any acquisition, disposition, or purchase of all or any material portion of the Transferred Assets, where such transaction is to be entered into with any Person or group of

Persons other than Buyer or its Affiliates, other than (i) any non-exclusive and non-material license granted by Seller in the ordinary course of business consistent with past practice or (ii) as otherwise expressly permitted under Section 7.1(b).
“Actual Purchase Price” has the meaning set forth in Section 10.4(b).
“Additional Offered Employees” has the meaning set forth in Section 7.5(a).
“Adverse Event” means, with respect to any Product, any undesirable, untoward, or noxious event or experience associated with the use, or occurring during or following the administration, of such Product in humans, occurring at any dose, whether expected or unexpected and whether or not considered related to or caused by such Product, including an event or experience that occurs in the course of the use of such Product in professional practice, in a Clinical Trial, from overdose, whether accidental or intentional, from abuse or misuse, from withdrawal, or from a failure of expected pharmacological or biological therapeutic action of such Product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32, 314.80 or 600.80, as applicable, or to other Governmental Authorities under corresponding applicable Law outside the United States.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person, but only for so long as such control exists. For the purposes of this definition, the term “control” means the power to direct the management and policies of a Person (directly or indirectly), whether through ownership of voting securities, by Contract or otherwise and, in any event and, without limitation, any Person owning more than fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person (and the terms controlling and controlled have meanings correlative to the foregoing).
“Agreement” has the meaning set forth in the preamble.
“AID Program” means Seller’s program that includes [***].
“Allocation Statement” has the meaning set forth in Section 7.11(d).
“AML Program” means Seller’s program that includes cell therapy products directed to CD33 and C-type lectin domain family 12 (CLL-1) (including any mutations, fragments, modifications, or derivatives of the heavy chain antigen binding fragment binder against these antigens), incorporating controlled expression and TCR-coupled intracellular signaling through a dimerizing agent regulated immune receptor complex (DARIC), and incorporating a synthetic promoter expressing IL-15 in the presence of target antigens.
“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the License Agreement, the Transition Services Agreement, the Cambridge Sublease Agreement, the Seattle Sublease Agreement, the Confidentiality Agreement and the other documents, instruments, exhibits, annexes, schedules or certificates contemplated hereby and thereby.
“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit A, to effect the assignment of the Transferred Assets and assumption of the Assumed Liabilities as contemplated by this Agreement.
“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Auditor” has the meaning set forth in Section 3.4(c).
“Authorized Purpose” has the meaning set forth in Section 7.7(e).
“bbT369 Program” means Seller’s program that includes genetically modified autologous T cell immunotherapy products consisting of human T cells that are: (a) transduced with a single lentiviral vector (LVV) to express anti-CD79a and anti-CD20 chimeric antigen receptors (CARs), and (b) transfected with an mRNA encoding the casitas B-lineage lymphoma proto-oncogene B (CBLB)targeting megaTAL enzyme to edit the CBLB gene.
“Bill of Sale” means a Bill of Sale, in substantially the form attached hereto as Exhibit B, to effect the transfer of the Transferred Assets to Buyer as contemplated by this Agreement.
“Business” means the business of (a) researching and developing the Products, and (b) manufacturing, using, importing, or having manufactured, used or imported, the Products for purposes of development; provided that, with respect to any reference to the Business as conducted by or on behalf of Seller or any of its Subsidiaries, each of the foregoing clauses (a) and (b) shall be deemed to refer to the conduct of such activities by Seller and its Subsidiaries during the Reference Period, except as otherwise specified.
“Business Day” means any day other than a Saturday, Sunday, or other day on which banks in New York City, New York or Boston, Massachusetts are permitted or required to close by applicable Law.
“Buyer” has the meaning set forth in the preamble.
“Buyer Closing Certificate” has the meaning set forth in Section 8.3(c).
“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Section 6.1(a) (Buyer’s Organization; Good Standing), Section 6.2 (Authority; Enforceability), Section 6.3(b) (No Conflicts), and Section 6.6 (No Brokers).
“Buyer Indemnified Parties” has the meaning set forth in Section 10.2.
“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31 of each Calendar Year, except that the first Calendar Quarter for purposes of this Agreement shall commence on the Closing Date and end on the last day of the then-current Calendar Quarter and the last Calendar Quarter for purposes of this Agreement shall begin on the first day of such Calendar Quarter and end upon the conclusion of the Net Sales Payment Term.
“Calendar Year” means the twelve (12)-month period commencing on January 1 and ending on December 31 of a given year, except that the first Calendar Year for purposes of this Agreement shall commence on the Closing Date and end on December 31 of the year in which the Closing Date occurs, and the last Calendar Year for purposes of this Agreement shall commence on January 1 of the year in which the Net Sales Payment Term concludes and end upon the conclusion of the Net Sales Payment Term.

“Cambridge Lease” means that certain Lease, dated September 21, 2015, by and between Seller (as successor to bluebird bio, Inc.) and ARE-MA Region No. 40 LLC, as amended, with respect to the office and laboratory space located at 60 Binney Street, Cambridge, Massachusetts.
“Cambridge Real Property” means all real property that is the subject of the Cambridge Lease.
“Cambridge Sublease Agreement” has the meaning set forth in Section 7.15.
“Clinical Trial” means a clinical trial in human subjects that has been approved by an institutional review board or ethics committee, as applicable, and is designed to measure the safety or efficacy of a therapeutic product, including any phase 1 clinical trial, phase 2 clinical trial, phase 3 clinical trial, post-marketing studies or any such clinical trial incorporating more than one (1) of these phases.
“Closing” and “Closing Date” have the respective meanings set forth in Section 4.1.
“Closing Payment” has the meaning set forth in Section 3.1(a).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Combination Product” means a Payment-Bearing Product that is sold for a single price together with any (a) delivery device (or component therefor) for such Payment-Bearing Product, (b) companion diagnostic related to such Payment-Bearing Product, or (c) another therapeutically active pharmaceutical product (that is not a Payment-Bearing Product) (each, (a) – (c), an “Other Component”).
“Comparable Offer” has the meaning set forth in Section 7.5(b).
“Confidential Information” has the meaning set forth in Section 7.7(a).
“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement, dated as of [***], by and between Buyer and Seller.
“Contract” means any written contract, subcontract, agreement, instrument, lease, license, sale or purchase order, indenture, note, bond, loan, conditional sale contract, mortgage, or other legally binding agreement, instrument, arrangement, or understanding of any kind, together with amendments, modifications, and supplements thereto.
“Control” or “Controlled” means, with respect to any Patent, Know-How, or other Intellectual Property, that a Party (or its Affiliate): (a) owns such Patent, Know-How, or other Intellectual Property; or (b) has a license or right to use such Patent, Know-How, or other Intellectual Property, in each case of (a) and (b) with the legal right to grant to the other Party access, a right to use, or a license, or a sublicense, as applicable, to such Patent, Know-How, or other Intellectual Property without violating the terms of any agreement or other arrangement with any Third Party existing as of the time such Party is required to grant such access, right to use, license or sublicense, as applicable, to the other Party hereunder.
“Covering” means, with respect to a given Patent, a given Payment-Bearing Product and a given country, that the manufacture, use, sale or importation of such Payment-Bearing Product in or into such country would constitute an infringement of a Valid Claim of such Patent absent a valid license or ownership of such Patent.

“CRC-CART Program” means Seller’s program that includes [***].
“DARIC-33 Program” means Seller’s program that includes cell therapy products directed to CD33 (including any mutations, fragments, modifications, or derivatives of the heavy chain antigen binding fragment binder CD33), incorporating controlled on/off state through a dimerizing agent regulated immune receptor complex (DARIC).
“Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.
“Eligible Third Party Deductible Payments” means any payments actually paid by Buyer or any Milestone or Commercializing Party to a Third Party under any agreement pursuant to which Buyer or such Milestone or Commercializing Party is granted rights (whether through license or acquisition) under any Patents or other Intellectual Property Rights owned or controlled by such Third Party that are necessary to Exploit a Payment-Bearing Product, after giving effect to all available deductions and reductions to such payments that may be available under any agreements to which Buyer or such Milestone or Commercializing Party is a party pursuant to which such payments are accrued. Eligible Third Party Deductible Payments expressly exclude payments that are paid by Buyer or any Milestone or Commercializing Party pursuant to any of the Transferred Contracts.
“EMA” means the European Medicines Agency or any successor agency thereto.
“Employee Program” means each (a) employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) stock option plan, stock purchase plan, equity-based plan, retention plan, profit sharing plan, bonus or incentive plan, program or arrangement, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, executive compensation plan, program, agreement or arrangement, change in control plan, program or arrangement, supplemental income arrangement, vacation plan, and each other employee benefit or compensation plan, agreement, policy and arrangement, not described in clause (a) above; and (c) plan, policy, agreement or arrangement providing compensation or benefits to employee and non-employee directors or individual independent contractors, in each case that Seller or any of its Subsidiaries sponsors, contributes to or is required to contribute to, is a party to, provides benefits under or through or with respect to which Seller or any of its Subsidiaries has any Liability.
“Encumbrance” means, with respect to any property or asset, any mortgage, charge, lien, security interest, easement, right of way, pledge, assessment, restriction, adverse claim, levy, charge, encumbrance or other similar claim, restriction or limitation of any kind, character, or description, whether of record or note, or any contract to give any of the foregoing, in respect of such property or asset.
“End Date” has the meaning set forth in Section 9.1(b).
“Enforceability Exceptions” has the meaning set forth in Section 5.2.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Seller.
“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Contracts” has the meaning set forth in Section 2.2(b)(ix).
“Excluded Liabilities” has the meaning set forth in Section 2.3(b).
“Excluded Programs” has the meaning set forth in Section 2.2(b)(ii).
“Existing Collaboration Agreement” means that certain collaboration agreement, dated as of August 3, 2018, by and between Buyer and Seller (as successor to bluebird bio, Inc.), as amended by that certain letter agreement dated October 26, 2022, between Buyer and Seller and that certain first amendment to the collaboration agreement, dated January 6, 2023.
“Exploit” means to use, have used, research, have researched, develop, have developed, manufacture, have manufactured, commercialize, have commercialized, sell, have sold, offer for sale, have offered for sale, import and have imported, export, have exported, distribute, and have distributed. “Exploitation” has a correlative meaning.
“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.
“First Commercial Sale” means, with respect to a Payment-Bearing Product in any country, the first commercial sale for end use or consumption of a Payment-Bearing Product to a Third Party by Buyer or any Milestone or Commercializing Party in such country following receipt of applicable Regulatory Approval of such Payment-Bearing Product in such country. First Commercial Sale will not include any distribution or other sale solely for patient assistance, named patient use, compassionate use, or other patient access programs, or test marketing programs or non-registrational studies or similar programs or studies, in each case, where the Payment-Bearing Product is supplied without charge or at the actual manufacturing cost and distribution cost thereof (without allocation of indirect costs or any markup).
“Fraud” means, with respect to a Party, an actual and intentional fraud in respect of the making of any representation or warranty set forth in Article V or Article VI, as applicable, or any certificate delivered pursuant hereto, with intent to deceive the other Party, or to induce that Party to enter into this Agreement and requires (a) a false representation of material fact made in Article V or Article VI, as applicable, or any certificate delivered pursuant hereto, (b) knowledge that such representation is false, (c) an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it, (d) causing that Party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action, and (e) causing such Party to suffer damage by reason of such reliance.
“GCP” means the applicable ethical, scientific, and quality standards required by applicable Regulatory Authorities for designing, conducting, recording, and reporting trials that involve the participation of human subjects, including as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, and 312 and all related FDA rules, regulations, and orders, and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline (the “ICH Guidelines”), or as otherwise required by applicable Law.
“GLP” means the applicable good laboratory practice as required by the applicable Regulatory Authorities, including under 21 C.F.R. Part 58 and all related FDA rules, regulations, and orders, and the requirements with respect to good laboratory practices prescribed by the European Community, the OECD (Organization for Economic Cooperation and Development Council) and the ICH Guidelines, or as otherwise required by applicable Law.

“GMP” means the applicable standards required by applicable Regulatory Authorities for conducting manufacturing activities to pharmaceutical products (or active ingredients), including those promulgated by the FDA or EMA, applicable ICH guidelines or as otherwise required by applicable Law.
“Governmental Authority” means any domestic, supra-national, federal, foreign, national, multinational, provincial, state, county, local, municipal or other governmental, regulatory, judicial, legislative, executive, enforcement or administrative authority, agency, commission, body, board, bureau or other instrumentality, or any court, tribunal or arbitral body with competent jurisdiction, including regulatory agencies, or quasi-governmental, self-regulatory organization, commission, body, authority or agency (or any department, agency, or political subdivision thereof).
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“GTP” means the applicable standards required by the applicable Regulatory Authorities for the methods used in, and facilities and controls used for the manufacture of human cell and tissue products, including as set forth in FDA regulations at 21 C.F.R. Part 1271 and all related FDA rules, regulations, and orders.
“Hemophilia A Product Candidate” means [***].
“IND” means an Investigational New Drug Application filed with the FDA, or a similar application filed with a Governmental Authority outside of the United States for authorization to commence a Clinical Trial, such as a Clinical Trial application or a Clinical Trial exemption, or any related regulatory submission, license or authorization.
“Indemnified Party” has the meaning set forth in Section 10.5(a).
“Intellectual Property” means (a) Patents; (b) Know-How; (c) works of authorship, copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) software and database rights; (f) copies and tangible embodiments and expressions (in whatever form or medium), all improvements and modifications and derivative works of any of the foregoing; and (g) all rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.
“Inventories” means, to the extent related to any Products, any (a) finished Products owned by Seller or any of its Subsidiaries as of the Closing, (b) active pharmaceutical ingredients or other raw materials, excipients, intermediates, operating supplies, ingredients or materials held for use in or in respect of any Products by or on behalf of Seller or any its Subsidiaries as of the Closing, and (c) works in process of any Product, owned by, and held by or on behalf of, Seller or any of its Subsidiaries as of the Closing.
“Inventory Liabilities” means Liabilities arising from the failure of the Inventories to be manufactured according to those specifications agreed to by Seller and its applicable contract manufacturer with respect to such Inventories.
“Judgment” means any judgment, order, writ, injunction, legally binding agreement, stipulation, determination, award or similar order or decree from, or entered by or with, a Governmental Authority.

“Key Offered Employees” has the meaning set forth in Section 7.5(a).
“Know-How” means any proprietary or non-public data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, improvements, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, clinical and non-clinical study reports, regulatory submission documents and summaries, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.
“Knowledge of Seller” means the actual knowledge of the individuals listed on Schedule 1.1(a) of the Seller Disclosure Schedules after reasonable inquiry of Seller’s employees who would reasonably be expected to have knowledge as to the matters represented, but in no event shall any such inquiry, for purposes of this definition, require Seller to conduct a freedom to operate analysis, clearance searches, validity, noninfringement or any other similar analysis if such analyses or searches were not previously conducted prior to the date hereof.
“Law” means any federal, state, local, municipal, foreign or other law, judgment, order, decree, statute, ordinance, rule, code, regulation, directive or other requirement or rule of law enacted, issued or promulgated by any Governmental Authority, including U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-kickback laws or regulations.
“Liability” means any and all debt, liability, cost, guarantee, assessment, loss, damage, deficiency, claim, expense, commitment or obligation of whatever kind, whether known or unknown, direct or indirect, accrued or fixed, absolute or contingent, due or to become due, matured or unmatured, determined or not determined or determinable, liquidated or unliquidated, whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability).
“License Agreement” means a License Agreement, in the form attached hereto as Exhibit C, to be executed by the Parties at the Closing.
“Losses” means any and all damages, losses, Liabilities, Taxes, judgments, penalties, costs, deficiencies, assessments, fines, fees and expenses actually suffered or incurred or paid, including reasonable legal fees and expenses incurred in investigating or prosecuting any claim for indemnification (but excluding consequential, indirect, punitive or similar damages, except (a) to the extent paid to a Third Party or (b) consequential or similar damages resulting from a breach of Section 7.7).
“MAA” means (a) a marketing authorization application filed with (i) the EMA under the centralized EMA filing procedure or (ii) a Governmental Authority in any country in the European Union if the centralized EMA filing procedure is not used; or (b) any other equivalent or related regulatory submission, in either case to gain approval to market a pharmaceutical or biologic product in any country in the European Union, in each case including, for the avoidance of doubt, amendments thereto and supplemental applications.
“MAGE-A4 Program” means Seller’s program that includes autologous cell therapy products directed to melanoma-associated antigen 4 (“MAGE-A4”, including any mutations, fragments, modifications or derivatives of the engineered TCR binding MAGE-A4), and including a receptor enhancement to convert extracellular TGF-Beta to intracellular IL-12 signaling.

“Material Adverse Effect” means, with respect to Seller, any event, fact, condition, occurrence, change or effect that (a) has, or would reasonably be expected to have, a material adverse effect on the Transferred Assets (including the Programs) and the Assumed Liabilities, taken as a whole, or (b) would reasonably be expected to prevent or materially impede or delay the consummation by Seller of the transactions contemplated hereby; provided, however, that none of the following, and no events, facts, conditions, occurrences, changes or effects resulting from the following, shall be deemed (individually or in combination) to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (i) economic or political conditions or conditions affecting the capital, credit or financial markets generally; (ii) conditions generally affecting the industry in which the Transferred Assets primarily relate; (iii) any changes or proposed changes in applicable Law or other legal or regulatory conditions (or the enforcement or interpretation of any of the foregoing); (iv) any hostility, act of war, sabotage, terrorism, cyberterrorism or military actions, or any escalation of any of the foregoing; (v) any hurricane, flood, tornado, earthquake, pandemic, epidemic or other natural disaster, public health or force majeure event; (vi) the negotiation, execution, announcement or performance of this Agreement, including the identity of Buyer, or the pendency or consummation of the transactions contemplated hereby, including the impact of any of the foregoing on the relationships of Seller with employees, investors, suppliers, vendors, partners, licensors, licensees, Governmental Authorities or other Third Parties; (vii) the failure of Seller to achieve any financial projections, predictions or forecasts (provided that the underlying causes of such failure shall not be excluded); and (viii) the failure to take any action that Seller or any of its Subsidiaries have requested the consent of Buyer to take pursuant to this Agreement and for which Buyer did not grant such consent or the taking of any action by Seller or any of its Subsidiaries that is expressly contemplated by this Agreement; provided, further, that in the case of clauses (i), (ii), (iii), (iv) or (v) above, if such fact, condition, occurrence, change or effect disproportionately affects the Transferred Assets (including the Programs) and Assumed Liabilities, taken as a whole, as compared to companies of a similar size as Seller operating in the pharmaceutical industry, then the incremental disproportionate impact of such event, fact, condition, occurrence, change or effect may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.
“Milestone or Commercializing Parties” means, collectively, (a) Buyer, its Affiliates or its or their respective licensees or sublicensees, (b) any other Person who Buyer, its Affiliates or its or their respective licensees or sublicensees has granted the right to seek Regulatory Approval for any Payment-Bearing Product in any Specified Country, (c) any other Person who is granted, receives or otherwise is transferred rights by Buyer, its Affiliates or its or their respective licensees or sublicensees to sell any of the Payment-Bearing Products (in whole or in part) for its own account in any country or region, and (d) any assignees and successors of any of the foregoing (a) through (c).
“Milestone Payment” has the meaning set forth in Section 3.2(a).
“Milestone Trigger Event” has the meaning set forth in Section 3.2(a).
“MUC16 Program” means Seller’s program that includes autologous cell therapy products directed to Mucin-16 (“MUC16” including any mutations, fragments, modifications, or derivatives of the chimeric antigen receptor binding MUC16) and is designed to target the unshed ectodomain (“nub”) of MUC16 on tumor cells.
“Net Sales” means with respect to a Payment-Bearing Product, the gross amounts invoiced or received by or on behalf of Buyer or any Milestone or Commercializing Party (a) [***], and (b) [***]

[***]
“Net Sales Payments Rate” has the meaning set forth in Section 3.3(a).
“Net Sales Payments” has the meaning set forth in Section 3.3(a).
“Net Sales Payments Report” has the meaning set forth in Section 3.3(b).
“Net Sales Payment Term” means, with respect to a given Payment-Bearing Product and a given country, the period beginning on the First Commercial Sale of such Payment-Bearing Product in such country and continuing until the latest of (a) [***] (b) [***] and (c) [***].
“Non-Transferable Asset” has the meaning set forth in Section 2.4(a).
“Offered Employees” has the meaning set forth in Section 7.5(a).
“Ongoing Clinical Trials” means the Clinical Trials with respect to the Programs set forth on Schedule 1.1(b) of the Seller Disclosure Schedules.
“Other Component” has the meaning set forth in the definition of Combination Product.
“Other Programs” means the bbT369 Program, AID Program, AML Program, CRC-CART Program, and DARIC-33 Program.
“Party” or “Parties” means the parties to this Agreement.
“Patent Assignment Agreement” means an agreement pursuant to which Seller assigns all rights, title, and interest in, to and under any Patents within the Product Intellectual Property to Buyer, in a form to be agreed to by the Parties before Closing.
“Patents” means all patents and patent applications (including all continuations, continuations-in-part, divisionals, and substitutions), as well as any patents issued with respect to any such patent applications, reissues, re-examinations, renewals, or extensions (including patent term adjustments, patent term extensions, supplemental protection certificates, or the equivalents thereof), registration or confirmation patents, patents resulting from post-grant proceedings, patents of addition, restorations and extensions thereof, and any inventor’s certificates, and all equivalents and counterparts thereof in any country.
“Payment-Bearing Patent” means, with respect to a given Payment-Bearing Product in a given country, any Patent included within the Transferred Assets or Shared Intellectual Property that Covers the composition of matter, method of use on the label approved in the MAA, or formulation for such Payment-Bearing Product in such country.
“Payment-Bearing Product” means a Product that is Covered by a Valid Claim of a Payment-Bearing Patent.
“Permits” means all consents, approvals, authorizations, certificates, filings, notices, permits, concessions, registrations, franchises, licenses or rights of or issued by any Governmental Authority, excluding Regulatory Approvals.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes that (i) are not yet delinquent or (ii) are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (b) Encumbrances representing the rights of customers, suppliers and subcontractors that are incurred in the ordinary course of business under the terms of any Contracts and to which the relevant party is a Party and which are not yet delinquent; (c) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens that are incurred in the ordinary course of business which are not yet delinquent; (d) pledges or deposits to secure obligations under applicable Law to secure public or statutory obligations that are incurred in the ordinary course of business which are not delinquent; (e) Encumbrances imposed on the underlying fee interest in real property subject to a lease; (f) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property that are not violated in any material respect by the use or occupancy of such real property in the operation of the business currently conducted thereon; (g) Encumbrances that will be released prior to or as of the Closing; or (h) non-exclusive rights or non-exclusive licenses granted to vendors, manufacturers, suppliers, distributors, or other Persons performing manufacturing, supply, marketing, or other services on behalf of Seller or any of its Subsidiaries, in each case, (i) that are entered into in the ordinary course of business and (ii) where the grant of rights to use any Intellectual Property are solely for such Person to provide the applicable services.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Authority, or other entity.
“PRAME Program” means Seller’s program that includes [***].
“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date, including, for the avoidance of doubt, the portion of any Straddle Period ending on and including the Closing Date.
“Pre-Existing Payment Obligation” means any royalty obligations, milestone payments, remittance of sublicensing income, and any other payments of any type that are or become due to a Third Party under any license agreement, collaboration agreement, or other similar agreement to which the Seller is bound, in each case, to the extent related to any of the Programs, on account of any activities by or on behalf of any of the Parties in accordance with this Agreement (including any Exploitation of any Product by or on behalf of Buyer hereunder).
“Pricing Approval” means any approval, agreement, determination or decision of a Governmental Authority establishing the price or level of reimbursement for a pharmaceutical product that can be charged or reimbursed in a given country, region, or jurisdiction.
“Proceeding” means any civil, criminal, judicial, investigative, administrative or arbitral actions, suits, hearings, litigation, proceedings, claims, audits, investigations or similar actions, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator.
“Product” means any product or product candidate that is the subject of any of the Programs, and any product that constitutes a new formulation or dosage form, or other modification or improvement, in each case, of such product or product candidate.
“Product Intellectual Property” means all Intellectual Property, excluding the Retained Intellectual Property, that is (a) (i) Controlled by Seller or any of its Subsidiaries (including all rights,

title, and interests associated with or arising out of such Intellectual Property) as of Closing and (ii) primarily related to any of the Products or the Programs, or (b) otherwise specifically listed on Schedule 2.2(a)(vi).
“Product Owned Intellectual Property” means all Product Intellectual Property that is owned by Seller or its Subsidiaries.
“Programs” means, collectively, the Solid Tumor Programs and the Other Programs, and each of the Solid Tumor Programs and the Other Programs is referred to as a “Program”.
“Pro Forma Financial Statements” has the meaning set forth in Section 4.1.
“PSA Program” means Seller’s program that includes [***].
“Purchase Price” has the meaning set forth in Section 3.1.
“Records” has the meaning set forth in Section 2.2(a)(ii).
“Reference Period” means the [***] period immediately prior to the Closing.
“Registered Owned Intellectual Property” means all Registered Intellectual Property that is owned by Seller or its Subsidiaries.
“Regulatory Approval” means the approvals, licenses, or authorizations (including approvals, licenses, or authorizations resulting from a pharmaceutical product having proceeded on any expedited regulatory pathway, including accelerated approval) of the applicable Regulatory Authority that are necessary to market a pharmaceutical product in a country, including Pricing Approvals.
“Regulatory Authority” means any federal, national, multinational, supranational, state, provincial or local regulatory agency, department, bureau or other Governmental Authority, including the FDA, the EMA, or any health regulatory authority in any country that is a counterpart to the foregoing agencies, in each case, that holds responsibility for development and commercialization of, and the granting of Regulatory Approval for, a biological, pharmaceutical, or diagnostic product, as applicable, in such country.
“Regulatory Authorizations” has the meaning set forth in Section 2.2(a)(iv).
“Regulatory Laws” means the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and any counterpart Law, the Public Health Service Act (42 U.S.C. §§ 262 et seq.), the rules and regulations promulgated thereunder by the FDA, including GLPs, GCPs, GMPs, and GTPs, and all comparable federal, state, or foreign Laws applicable to the Seller and its Subsidiaries or affecting their Business.
“Representatives” means the directors, officers, employees, agents, Subsidiaries or advisors (including attorneys, accountants, investment bankers, financial advisors and other consultants and advisors) of the specified Party hereto.
“Retained Contracts” means the Contracts set forth on Schedule 1.1(c) of the Seller Disclosure Schedules.

“Retained Intellectual Property” means all of Seller’s and its Subsidiaries’ rights, title, and interests in and to all Intellectual Property in-licensed pursuant to the Retained Contracts.
“Seattle Lease” means that certain Lease Agreement, dated July 18, 2018, by and between Seller (as successor to bluebird bio, Inc.) and ARE-Seattle No. 28, LLC, as amended, with respect to the office and laboratory space located at 1818 Fairview Avenue East, Seattle, Washington.
“Seattle Real Property” means all real property that is the subject of the Seattle Lease.
“Seattle Sublease Agreement” has the meaning set forth in Section 7.15.
“Seller” has the meaning set forth in the preamble.
“Seller Closing Certificate” has the meaning set forth in Section 8.2(c).
“Seller Disclosure Schedules” means, collectively, the disclosure schedules, dated as of the date hereof, delivered by Seller to Buyer.
“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 5.1(a) (Seller Organization; Good Standing), Section 5.2 (Authority; Enforceability), Section 5.3(b) (No Conflicts), Section 5.5(a) (Ownership of Transferred Assets), Section 5.9 (Brokers) and Section 5.13(b) (Intellectual Property – Ownership).
“Seller Indemnified Parties” has the meaning set forth in Section 10.3.
“Seller Taxes” means (a) all Taxes arising from or with respect to the Transferred Assets that are incurred in or attributable to any Pre-Closing Tax Period; (b) other than any Taxes arising from or with respect to the Transferred Assets, all Taxes of or imposed on Seller or any Subsidiary of Seller for any Tax period or portion thereof; (c) [***] of all Transfer Taxes; (d) Taxes of any Person imposed on Buyer or any of its Affiliates as a transferee or successor, by operation of any applicable Law, by contract, or otherwise to the extent such Liability arose as a result of activities of Seller or any of its Subsidiaries occurring, or any contractual obligation to which Seller or any of its Subsidiaries was a party, on or prior to the Closing; and (e) any employment Taxes and any other Taxes required to be deducted, withheld and paid by Seller or any of its Subsidiaries to any Governmental Authority as a result of the consummation of the transaction contemplated hereby and the payments arising therefrom.
“Shared Contract” has the meaning set forth in Section 2.4(c).
“Shared Intellectual Property” means all Product Intellectual Property that is set forth on Schedule 1.1(d) of the Seller Disclosure Schedules.
“Shared Confidential Information” has the meaning set forth in Section 7.7(a).
“Shared IP Contract” means a Contract pursuant to which Seller or any of its Affiliates owns or otherwise Controls any Shared Intellectual Property.
“Solid Tumor Programs” means the MAGE-A4 Program, MUC16 Program, PRAME Program, and PSA Program.

“Specified Country” means the United States, Great Britain, Italy, Germany, Spain, France, Japan, or the Peoples Republic of China.
“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.
“Tax Contest” means any Tax audit, claim, dispute, examination, investigation, or other proceeding.
“Tax Return” means any report, return, election, notice, estimate, declaration, information statement, claim for refund, and other forms and documents (including all schedules, exhibits and other attachments thereto and including all amendments thereof) relating to Taxes or filed or required to be filed with any Governmental Authority.
“Tax(es)” means all U.S. federal, state, and local and non-U.S. taxes, assessments, and other governmental charges, duties, impositions, and liabilities of any kind whatsoever in the nature of (or similar to) taxes, including income, gross receipts, profits, windfall profits, franchise, license, registration, capital stock, sales, use, value added, ad valorem, property (real or personal), escheat, abandoned or unclaimed property obligation, environmental, transfer, stamp, payroll, employment, occupation, severance, unemployment, disability social security (or similar, including FICA), excise, recapture, premium, alternative, estimated, customs, duties, and withholding taxes, together with all interest, penalties, and additions with respect thereto, whether disputed or not.
“Third Party” means any Person, other than the Parties and their Affiliates.
“Third Party Claim” has the meaning set forth in Section 10.5(b).
“Transaction Agreements” means this Agreement and the Ancillary Agreements.
“Transaction Dispute” has the meaning set forth in Section 11.11(a).
“Transfer Taxes” has the meaning set forth in Section 7.11(b).
“Transferred Assets” has the meaning set forth in Section 2.2(a).
“Transferred Contracts” has the meaning set forth in Section 2.2(a)(i).
“Transferred Employee Records” means the following current employment and personnel information with respect to each Transferred Employee, in each case, to the extent permitted by applicable Law: salary or hourly wage rate, job title and function; variable compensation targets; business and personal mailing addresses and telephone numbers; employment-related agreements; Family and Medical Leave Act (or similar) records; visa (or similar) records; and Form I-9 (Employment Eligibility Verification) related to each such Transferred Employee; provided that the Transferred Employee Records shall not include any medical records.

“Transferred Employees” means the Offered Employees who accept an offer of employment from Buyer or one of its Affiliates pursuant to Section 7.5 and who become employed by Buyer or one of its Affiliates on the Closing Date or such later date as contemplated by the Transition Services Agreement.
“Transferred Permits” has the meaning set forth in Section 2.2(a)(v).
“Transferred Records” has the meaning set forth in Section 2.2(a)(ii).
“Transferred Regulatory Documentation” has the meaning set forth in Section 2.2(a)(iv).
“Transition Services Agreement” means a Transition Services Agreement, in the form attached hereto as Exhibit D, to be executed by the Parties at the Closing, including finalizing any provisions explicitly set forth in Exhibit D as requiring such finalization.
“Treasury Regulations” means the regulations promulgated under the Code.
“U.S.” means the United States of America.
“Valid Claim” means, with respect to a particular country, (a) a claim of any issued and unexpired patent in such country whose validity, enforceability, or patentability has not been terminated by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability, from which decision no appeal can be further taken (each such claim described in this clause (a)), or (b) a claim within a patent application in such country that has not been pending for more than six (6) years from the date of filing of the earliest patent application to which such patent application claims priority in such country, and which claim has not been revoked, cancelled, withdrawn, held invalid by any applicable Governmental Authority or court (from which no appeal is or can be taken), or abandoned (without the possibility of refiling).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and its regulations, or any similar foreign, state or local Law.
Article II

PURCHASE AND SALE OF TRANSFERRED ASSETS
Section II.1Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement and subject to Section 2.4, at the Closing, Seller shall sell, assign, transfer, convey, and deliver to Buyer or a designated Affiliate of Buyer, and Buyer or a designated Affiliate of Buyer shall purchase, acquire, and accept from Seller all rights, title, and interests of Seller in, to, and under the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.
Section II.2Transferred Assets; Excluded Assets.
(a)The term “Transferred Assets” means all rights, title and interests in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired, of Seller as of the Closing set forth below (other than the Excluded Assets):

(i)(A) the Contracts primarily related to the Products, Programs or Transferred Assets, including those Contracts listed in Schedule 2.2(a)(i)(A), and (B) to the extent not included in (A), the Contracts pursuant to which any Product Intellectual Property is in-licensed by Seller or any of its Subsidiaries, except for any Shared Contracts or Shared IP Contracts, including those Contracts listed in Schedule 2.2(a)(i)(B) (collectively, (A) – (B), the “Transferred Contracts”);
(ii)copies of all books and records, including supplier and consultant lists, data, reports, specifications, account lists, distribution lists, batch records, development and commercialization plans and life cycle management data or plans including market research, correspondence (in all cases, in any form or medium) and scientific records and files (including laboratory notebooks and invention disclosures) in the possession of Seller (collectively, “Records”), in each case, to the extent related to the Products, Programs or Transferred Assets, including such Records listed in Schedule 2.2(a)(ii), and the Transferred Employee Records (collectively, the “Transferred Records”);
(iii)any and all (A) rights to causes of action, lawsuits, judgments, claims, counterclaims, rights of recovery and demands and (B) amounts due to Seller or any of its Subsidiaries in respect of any Proceeding or Judgment, in each case, to the extent relating to or arising from one or more of the Transferred Assets and arising in respect of, or otherwise attributable to, the period after the Closing, including unliquidated rights under manufacturers’ or vendors’ warranties (but not including refunds for Taxes);
(iv)all regulatory, scientific or technical documents, data or other books or records to the extent related to the Products, Programs or Transferred Assets and in the possession or control of Seller or any of its Subsidiaries, including (A) applications, filings, submissions, registrations, listings, licenses, permits, notifications (including INDs), authorizations and approvals (including Regulatory Approvals and Pricing Approvals) for any Product (or the Exploitation thereof) (“Regulatory Authorizations”), and non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports) prepared for submission to, or required to be submitted to, any Governmental Authority (including any Regulatory Authority) or research ethics committee with a view to obtaining or maintaining any such Regulatory Authorizations, including any investigational medicinal product dossier, (B) submissions, applications, clearances, supporting files, data (including all bioequivalence and other Clinical Trial data), reports, dossiers, drug master files, inspection reports, product-safety related information, Adverse Event reports or complaint files, annual reports, safety reports, electronic establishment registration, drug listing files, including any amendments or supplements thereto, submitted to any Governmental Authority (including any Regulatory Authority) or research ethics committee with respect to any Product (or the Exploitation thereof), including any of the foregoing contained in or generated in support of any Regulatory Approval for any such Product, (C) correspondence or other submissions to, or correspondence or other communications received from, any Governmental Authority (including any Regulatory Authority) or research ethics committee (including minutes and official contact reports relating to any communications with any Governmental Authority or research ethics committee) to the extent related to the assets described in clause (A) above, (D) records contained in the pharmacovigilance and study databases, all adverse drug experience or reaction reports, and investigations of adverse drug experience or reaction reports, in each case, to the extent related to the Products, Programs or Transferred Assets, (E) non-clinical, clinical and manufacturing data, files, studies, reports and other documents or data contained or referenced in or supporting any of the assets described in clause (A) above, and (F) all regulatory or legal rights in any of (A)-(E), in each case, including those items listed on Schedule 2.2(a)(iv) (the “Transferred Regulatory Documentation”);

(v)all Permits exclusively used or held for use by Seller in Exploiting the Products, Programs or Transferred Assets, to the extent transferable by applicable Law, including those Permits listed on Schedule 2.2(a)(v) (the “Transferred Permits”);
(vi)all Product Intellectual Property, including all Product Intellectual Property listed on Schedule 2.2(a)(vi), except for any Shared Intellectual Property, together with all (A) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Product Intellectual Property, and (B) claims and causes of action with respect to such Product Intellectual Property;
(vii)all Inventories and other physical materials of Seller exclusively related to any of the Products, including all research controls, retained materials from clinical studies, and biological materials (including cells, reagents, plasmids, nucleic acid materials, vectors, tissues, lipids), as listed on Schedule 2.2(a)(vii), and any manufacturers’ warranties with respect thereto;
(viii)the tangible equipment and machinery, infrastructure, and supplies listed in Schedule 2.2(a)(viii), and all other tangible equipment and machinery, infrastructure, and supplies used by Seller in Exploiting the Products, Programs or Transferred Assets that are located on Floors 2, 3 and 5 of the Cambridge Real Property or at the Seattle Real Property;
(ix)all Non-Transferable Assets that are subsequently assigned or transferred pursuant to Section 2.4;
(x)to the extent assignable (including upon receipt of any necessary consent to assignment requested by Buyer), all rights under non-disclosure or confidentiality, invention, and Intellectual Property assignment agreements executed for the benefit of Seller with current or former employees, consultants, or contractors of Seller or with third parties to the extent related to the Products; and
(xi)all goodwill associated with any of the assets described in the foregoing clauses (i)-(x).
(b)Seller and Buyer expressly agree and acknowledge that Buyer is not acquiring any rights, title, or interests in, to and under any assets that are not Transferred Assets, and without limiting the generality of the foregoing, expressly exclude the following assets, rights, or interests of Seller or any of its Subsidiaries (collectively, the “Excluded Assets”); provided that, notwithstanding any provision to the contrary set forth in this Agreement, any asset specifically included on a schedule referenced in Section 2.2(a) shall be a Transferred Asset:
(i)the Shared Intellectual Property (including the Shared IP Contracts) and the Retained Intellectual Property (including the Retained Contracts);
(ii)all assets related to (1) Abecma (including Seller’s rights under all related Contracts with Bristol Myers Squibb) or (2) Seller’s Hemophilia A Product Candidate (collectively, ((1) – (2)), the “Excluded Programs”), other than (A) Product Intellectual Property, which is addressed in Section 2.2(b)(i), (B) Records, which are addressed in Section 2.2(b)(v), and (C) Transferred Regulatory Documentation;
(iii)all cash, cash equivalents and marketable securities, and the letters of credit with respect to the Cambridge Lease and the Seattle Lease;

(iv)all personal property or personal productivity equipment (including laptops, personal computers, tablets, printers, and mobile devices) used by any employees of Seller or any of its Subsidiaries (including the Transferred Employees) in the conduct of its business;
(v)all Records to the extent not related to the Programs, including: (A) personnel records and notes (other than the Transferred Employee Records); (B) Records to the extent relating to any Excluded Asset or Excluded Liability; (C) Records (including accounting Records and Tax Returns) to the extent relating to Taxes paid or payable by Seller and not relating to the Transferred Assets and all financial Records (including those relating to the Programs) that form part of Seller’s general ledger or otherwise constitute accounting Records; (D) file copies of the Records retained by Seller; and (E) all privileged materials not transferred to Buyer;
(vi)all Permits (including, for the avoidance of doubt, any Permits held by Seller as the tenant under the Cambridge Lease and the Seattle Lease) other than the Transferred Permits;
(vii)all rights of Seller under this Agreement and the other Transaction Agreements;
(viii)all insurance policies and binders and all claims, refunds, and credits from insurance policies or binders due or to become due with respect to such policies or binders;
(ix)all Contracts (including, for the avoidance of doubt, any Shared Contracts and Retained Contracts) other than the Transferred Contracts (the “Excluded Contracts”);
(x)all records and reports prepared or received by Seller and its Subsidiaries in connection with the sale of the Transferred Assets or the transactions contemplated hereby;
(xi)the Cambridge Lease, the Seattle Lease, and all leasehold improvements located on the Cambridge Real Property or the Seattle Real Property;
(xii)all Non-Transferable Assets, subject to Section 2.4;
(xiii)all mail and electronic email except such mail and email that is encompassed in the Transferred Records, Transferred Regulatory Documentation, or Product Intellectual Property;
(xiv)all computer hardware and networks owned or used by Seller or any of its Subsidiaries;
(xv)all assets relating to the Employee Programs; and
(xvi)all rights of Seller or its Subsidiaries relating to Tax net operating losses, Tax prepayments, Tax deposits, Tax refunds, Tax credits, other Tax assets or any other rights relating to the recovery or recoupment of Taxes (including any refunds or rights or claims to refunds of Taxes, Tax deposits, Tax credits or other Tax assets for any Tax period (or portion thereof) ending on the Closing Date to the extent relating to the Transferred Assets).
Section II.3Assumption of Certain Liabilities and Obligations.

(a)On the terms and subject to the conditions set forth in this Agreement and subject to Section 2.4, from and after the Closing, Buyer shall assume, become responsible for, and thereafter timely pay, perform, and otherwise discharge, to the extent not previously performed or discharged, in accordance with their respective terms, the following Liabilities (collectively, the “Assumed Liabilities”):
(i)all Liabilities arising from any Governmental Authority action or notification filed by a Governmental Authority related to or arising out of the Transferred Assets, to the extent any such Governmental Authority action or notification relates to any action or inaction completed or performed by or on behalf of Buyer or any of its Affiliates after the Closing;
(ii)all Liabilities arising under the Transferred Contracts, including all Liabilities for accounts payable, to the extent that such Liabilities (A) arise or are to be performed or completed by on or behalf of Buyer or any of its Affiliates after the Closing and (B) do not arise from any breach, default, or violation of any such Transferred Contracts by Seller or any of its Subsidiaries on or prior to the Closing;
(iii)all Liabilities arising out of or relating to (A) any claim of any Transferred Employee, to the extent such Liabilities arise out of such Transferred Employee’s employment with Buyer or any of its Affiliates after the Closing (other than any and all Liabilities set forth in Section 2.3(b)(xi)), and (B) the severance obligations set forth on Schedule 7.5(e) payable by Seller to any Offered Employees to whom Buyer does not make a Comparable Offer in breach of Section 7.5;
(iv)all Liabilities otherwise expressly assumed by Buyer or any of its Affiliates pursuant to the Ancillary Agreements;
(v)all Inventory Liabilities; and
(vi)all other Liabilities to the extent relating to the ownership, lease, or operation of the Transferred Assets or conduct of the Business (including the operation of the Programs and Ongoing Clinical Trials and the Exploitation of any Product, Program or Transferred Asset), by or on behalf of Buyer or any of its Affiliates after the Closing, including any Liabilities arising from any action or inaction completed or performed by or on behalf of Buyer or any of its Affiliates after the Closing (and, in the case of the Transferred Assets covered by the Existing Collaboration Agreement, such Liabilities that were the obligation of Buyer prior to Closing pursuant to the terms of the Existing Collaboration Agreement).
(b)Notwithstanding any provision to the contrary set forth in this Agreement, except for the Assumed Liabilities, Buyer shall not assume, and shall have no liability for, any Liabilities of Seller or any of its Subsidiaries, or any of their respective predecessors in interest (the “Excluded Liabilities”) and Seller and its Subsidiaries shall retain and will be responsible for the Excluded Liabilities. Without intending to limit the generality or effect of the foregoing, Excluded Liabilities shall include all of the following Liabilities of Seller, its Subsidiaries, and their respective predecessors in interest, in each case, arising out of or relating to:
(i)all Liabilities arising under the Transferred Contracts, including all Liabilities for accounts payable, to the extent that such Liabilities arise or are to be performed or completed by or on behalf Seller prior to the Closing;

(ii)all Liabilities to the extent relating to any breach of or default by Seller or such Subsidiary prior to the Closing under any Contract to which Seller or any of its Subsidiaries is a party (other than Liabilities arising out of or relating to any Transferred Contract after the Closing);
(iii)all Liabilities arising from or related to any Ongoing Clinical Trial, to the extent such Liabilities arise from any action or inaction completed or performed by or on behalf of Seller prior to the Closing;
(iv)the Exploitation of any Product or the use of any Transferred Assets, in each case, by or on behalf of Seller or any of its Subsidiaries prior to the Closing;
(v)all Seller Taxes;
(vi)any Liabilities to the extent related to or arising under any Excluded Asset;
(vii)any Liabilities to the extent related to or arising under any Excluded Contract;
(viii)any obligations of Seller under this Agreement and the Transaction Agreements;
(ix)any indebtedness of Seller or any of its Subsidiaries;
(x)abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Law where the dormancy period elapsed prior to the Closing;
(xi)except as otherwise provided in the Transition Services Agreement, all Liabilities with respect to (A) obligations arising out of the transactions contemplated by this Agreement or the Transaction Agreements related to any current or former employee or other service provider of the Seller or any of its Subsidiaries, including (x) any notice obligation and (y) pay in lieu of notice and severance compensation or benefits (other than any severance amounts set forth on Schedule 7.5(e) payable by Seller to any Offered Employees to whom Buyer does not make a Comparable Offer, any Liabilities arising out of a Transferred Employee’s employment with Buyer or any of its Affiliates after the Closing, or any other Liabilities described in Section 2.3(a)(iii)); (B) any Employee Program; (C) the employment or engagement (or termination thereof) of any current or former employee or other service provider of Seller or its Subsidiaries, including any Offered Employee, who does not become a Transferred Employee (other than any severance obligations set forth on Schedule 7.5(e) payable by Seller to any Offered Employees to whom Buyer does not make a Comparable Offer); and (D) any other benefit or compensation plan, program, policy, arrangement or obligation at any time sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates; and
(xii)all other Liabilities of Seller and its Subsidiaries to the extent relating to the ownership, lease or operation of the Transferred Assets or conduct of the Business arising on or prior to the Closing, including any Liabilities arising from any action or inaction completed or performed by or on behalf of Seller or any of its Subsidiaries prior to the Closing (except as included as Assumed Liabilities).
Section II.4Assignment of Certain Transferred Assets; Shared Contracts.

(a)Notwithstanding any provision to the contrary set forth in this Agreement or in the Transition Service Agreement, this Agreement shall not constitute an agreement for Seller to sell, convey, assign, transfer, or deliver to Buyer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom or for Buyer to purchase, acquire, or receive any Transferred Asset or to enter into or fulfil its obligations under the Transaction Agreements if an attempted sale, conveyance, assignment, transfer or delivery thereof, or an agreement to do any of the foregoing, without the consent, authorization or approval of a Third Party (including any Governmental Authority), would constitute a breach or other contravention thereof or a violation of Law. For clarity, any Contract that would otherwise constitute a Transferred Contract, or other asset that would otherwise constitute a Transferred Asset, but is not assignable or transferable as contemplated in this Section 2.4(a) (each, a “Non-Transferable Asset”) shall not be deemed a Transferred Asset; provided, however, that following Seller’s receipt of the relevant consent, authorization, or approval, as applicable, Seller shall promptly assign or transfer to Seller the Non-Transferable Asset, and such asset shall thereafter be deemed a “Transferred Asset” for purposes of this Agreement. Schedule 2.4(a) sets forth a list of the Non-Transferable Assets identified by the Parties as of the date hereof.
(b)If, on the Closing Date, any such consent, authorization, or approval is not obtained, or if an attempted sale, conveyance, assignment, transfer, or delivery thereof would constitute a breach of contract, then Seller shall promptly use its commercially reasonable efforts to obtain such consent, authorization, or approval to transfer such Non-Transferable Asset to Buyer for a period not to exceed one (1) year from the Closing Date; provided, that in no event shall either Party be required to make any payments to Third Parties in connection with obtaining such consent, authorization or approval to transfer such Non-Transferable Asset to Buyer, and during such period in which Seller attempts to obtain such consent, authorization, or approval, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain an arrangement under which Buyer (or its Affiliates) would, in compliance with Law, obtain the benefits of, and assume the obligations and bear the economic burdens associated with, such Non-Transferable Asset, claim, right, or benefit in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer (or its Affiliates), or under which Seller would (i) enforce for the benefit of Buyer (or its Affiliates), and at Buyer’s sole cost and expense, any and all of its or their rights against a Third Party associated with such Non-Transferable Asset, claim, right, or benefit, and (ii) promptly pay to Buyer (or its Affiliates), when received, all monies received by it or them under any such Transferred Asset, claim, right, or benefit, and Buyer (or its Affiliates) would assume the obligations and bear the economic burdens associated therewith. At any time after Closing if Seller receives the consents required to transfer any Non-Transferable Asset to Buyer, then Seller shall transfer and convey such Non-Transferable Asset to Buyer without payment of any additional consideration by Buyer.
(c)Prior to the Closing, with respect to each Contract listed on Schedule 2.4(c) (each, a “Shared Contract”), Seller shall cooperate with Buyer in good faith in respect of Buyer’s efforts to enter into a new contract or agreement with the counterparty to any Shared Contract to the extent such Shared Contract relates to the Programs. If a new contract or agreement could not be entered into prior to the Closing pursuant to the first sentence of this Section 2.4(c), then Seller shall negotiate in good faith with Buyer to enter into reasonable and lawful arrangements with Buyer, including by entering into the License Agreement, to provide Buyer with the rights and obligations under such Shared Contract to the extent related to the Programs for a transitional period; provided, however, that in no event shall Seller or its Subsidiaries be required to assign a portion of any Shared Contract to Buyer or make any payments to Third Parties in connection therewith.

Section II.5Delivery. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, as applicable, all of the Transferred Assets (other than any Non-Transferable Assets or any Transferred Assets not in Seller’s possession or control) to a location designated in writing by Buyer prior to the Closing Date at Buyer’s sole cost and expense and with respect to Transferred Regulatory Documentation and Transferred Records, in a readable format reasonably acceptable to Buyer; provided, however, that if any such cost or expense shall be incurred by Seller, Buyer shall, subject to receipt of satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller for the amount of such costs and expenses. Notwithstanding anything to the contrary, prior to providing copies of any documentation or other written materials included in the Transferred Assets, Seller and any of its Subsidiaries shall be entitled to redact or remove any information related to, held for use with, or used in connection with an Excluded Asset or Excluded Liability or the conduct of Seller’s other businesses, including the Excluded Programs, with all costs associated with such redactions, separation of documentation or written materials, or removal of information to be borne exclusively by Seller.
SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY NATURE WITH RESPECT TO THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES, THE BUSINESS, THE PROGRAMS OR THE PRODUCTS OTHER THAN AS EXPRESSLY PROVIDED IN ARTICLE V HEREOF AND ANY CERTIFICATES DELIVERED PURSUANT HERETO, AND SUBJECT IN ALL CASES TO THE OTHER LIMITATIONS SET FORTH HEREIN.
Article III

PURCHASE PRICE
Section III.1Purchase Price. In consideration for the sale and transfer of the Transferred Assets, Buyer shall pay to Seller (clauses (a) through (c) collectively, the “Purchase Price”):
(a)a cash amount equal to Five Million Dollars ($5,000,000) (the “Closing Payment”); plus
(b)the right to receive the Milestone Payment when and if payable as set forth in Section 3.2; plus
(c)the right to receive the Net Sales Payments when and if payable as set forth in Section 3.3.
Section III.2Milestone Payment.
(a)Subject to the remainder of this Section 3.2, upon the earlier of (i) first receipt of Regulatory Approval for the first Payment-Bearing Product in any Specified Country and (ii) the First Commercial Sale (which, for purposes of this clause (ii), need not include Pricing Approval) of the first Payment-Bearing Product in any Specified Country (the “Milestone Trigger Event”) by any Milestone or Commercializing Party, Buyer shall pay to Seller a cash amount equal to Ten Million Dollars ($10,000,000) (the “Milestone Payment”). The Milestone Payment shall be payable one (1) time only (for the avoidance of doubt, no amounts shall be due for subsequent or repeated achievement by any Milestone or Commercializing Party of a Milestone Trigger Event for any Payment-Bearing Product in any country).

(b)If the Milestone Trigger Event occurs, then, as promptly as practicable thereafter (and in any event, within [***] Business Days of achievement), Buyer shall deliver to Seller written notice indicating that the Milestone Trigger Event has occurred and specifying the date of achievement. Such notice shall be treated as Asset Sale Confidential Information and shall be subject to the confidentiality restrictions and obligations set forth in Section 7.7. Following receipt of such notice, Seller shall issue an invoice to Buyer for the Milestone Payment, and payment shall be due by Buyer within [***] of its receipt of such invoice.
Section III.3Net Sales Payments.
(a)Net Sales Payments Rates. Subject to the remainder of this Section 3.3, on a Payment-Bearing Product-by-Payment-Bearing Product and country-by-country basis, during the Net Sales Payment Term for each Payment-Bearing Product in a country, Buyer shall make marginal net sales payments to Seller (the “Net Sales Payments”) based on annual worldwide Net Sales of such Payment-Bearing Product by the Milestone or Commercializing Parties, at the royalty rates set forth in Table 3.3 under “Net Sales Payments Rate” (the “Net Sales Payments Rate”). For clarity, the royalty rate tiers are based on the annual worldwide Net Sales for a given Payment-Bearing Product. Net Sales Payments are not due on any Net Sales for a given Payment-Bearing Product in a given country for which the Net Sales Payment Term has expired.

Table 3.3
Annual Net Sales For a Payment-Bearing Product in a Calendar Year	Net Sales Payments Rate
For that portion of Net Sales of such Payment-Bearing Product [***] in a Calendar Year	[***]
For that portion of Net Sales of such Payment-Bearing Product [***] in a Calendar Year	[***]
For that portion of Net Sales of such Payment-Bearing Product [***] in a Calendar Year	[***]
(b)Net Sales Reports. During the Net Sales Payment Term, within [***] after the end of each Calendar Quarter, Buyer shall deliver to Seller a written report (a “Net Sales Report”) containing the following information with respect to the applicable Calendar Quarter (broken down on a Payment-Bearing Product-by-Payment-Bearing Product basis): (i) the date of First Commercial Sale of each Payment-Bearing Product; (ii) the total gross amount of consideration received or invoiced by the Milestone or Commercializing Parties from sales of each such Payment-Bearing Product in such Calendar Quarter and the applicable Calendar Year through the end of such Calendar Quarter; (iii) Net Sales for each such Payment-Bearing Product in such Calendar Quarter and the applicable Calendar Year through the end of such Calendar Quarter; (iv) the amount of Net Sales Payments due (including any reductions to be applied as permitted under Section 3.3(d) and any application of the carry-forward in Section 3.3(e)); and (v) the Taxes to be withheld, if any, in accordance with Section 3.5; provided, that if required for reporting by Seller under any Shared IP Contract, such Net Sales Report shall also include the number of each such Payment-Bearing Product sold by the Milestone or Commercializing Parties in such Calendar Quarter and the applicable Calendar Year through the end of such Calendar Quarter and any other information required to be reported by Seller under such Shared IP Contract. All such Net Sales Reports shall be treated as Confidential Information and shall be subject to the confidentiality restrictions and obligations set forth in Section 7.7. Following receipt of a Net Sales Report that states the amount of Net Sales Payments payable by Buyer, Seller shall issue an invoice to Buyer for the amount stated by Buyer to be payable in such Net Sales Report, and payment shall be due by Buyer within [***] of its receipt of such invoice.
(c)Only One Net Sales Payment. Only one Net Sales Payment will be due with respect to the sale of the same unit of Payment-Bearing Product. Only one Net Sales Payment will be due hereunder on the sale of a Payment-Bearing Product even if the manufacture, use, sale, offer for sale, or importation of such Payment-Bearing Product is Covered by more than one Valid Claim of the Payment-Bearing Patents.
(d)Applicable Third-Party Payments. Subject to Section 3.3(e), on a Payment-Bearing Product-by-Payment-Bearing Product basis, Buyer may credit [***] of any applicable Eligible Third Party Deductible Payments paid in a given Calendar Quarter with respect to the sale of a given Payment-Bearing Product in a particular country against the Net Sales Payments due and payable by Buyer to Seller on the Net Sales for such Payment-Bearing Product in such Calendar Quarter in such country.
(e)Cumulative Reductions Floor. Notwithstanding Section 3.3(d), in no event will the Net Sales Payments otherwise due to Seller for a given Payment-Bearing Product for a given country in a Calendar Quarter during the Net Sales Payment Term for such Payment-Bearing Product be reduced by more than [***] of the amount that would otherwise be due in such Calendar Quarter for such Payment-Bearing Product for such country. Seller may carry forward any such reductions permitted in accordance with Section 3.3(d) that are incurred or accrued in a Calendar Quarter for a given Payment-Bearing Product for a given country but that are not applied against Net Sales Payments due to Seller for such Payment-Bearing Product for such country in such Calendar Quarter as a result of the foregoing floor and apply such amounts against Net Sales Payments due to Seller for such Payment-Bearing Product for such country in any subsequent Calendar Quarter subject to the foregoing floor until the amount of such reduction has been fully applied against Net Sales Payments due to Seller for such Payment-Bearing Product for such country.
Section III.4Payment, Records, and Audits.
(a)Payment Method. All payments under Section 3.2 and Section 3.3 shall be made by bank wire transfer in immediately available funds to an account designated in writing by Seller. Such payments shall be non-refundable, non-creditable, and not subject to deduction or set-off.
(b)Payment Currency. Unless otherwise expressly stated in this Agreement, all amounts specified to be payable under this Agreement are in Dollars and shall be paid in Dollars. Net Sales invoiced in a currency other than Dollars, as appropriate, shall be translated to Dollars using the exchange rate utilized by Buyer in calculating its own revenues for financial reporting purposes.
(c)Records and Audits. During the Net Sales Payment Term, Buyer shall, and shall cause all other Milestone or Commercializing Parties to, keep complete and accurate records pertaining to the sale or other disposition of Payment-Bearing Products in sufficient detail to permit Seller to determine the Net Sales or whether any Net Sales Payments are payable to Seller hereunder. Seller shall have the right to cause a Third Party independent, certified public accountant, reasonably acceptable to Buyer, which acceptance will not be unreasonably withheld, conditioned, or delayed (the “Auditor”), to audit such records for the sole purpose of confirming the Net Sales or whether any Net Sales Payments are payable to Seller hereunder for a period covering not more than the preceding [***] Calendar Years. Such audits may be conducted during normal business hours upon reasonable prior written notice to Buyer or the other applicable Milestone or Commercializing Parties, but no more frequently than once per Calendar Year. No accounting period of a Milestone or Commercializing Party shall be subject to audit more than one time by Seller, unless after an accounting period has been audited by Seller, such Milestone or Commercializing Party restates its financial results for such accounting period, in which event Seller may conduct a second audit of such accounting period in accordance with this Section 3.4(c). If any Net Sales Payment is shown to be due but not paid, then Buyer shall promptly pay such Net Sales Payment, as applicable. [***] The Auditor will disclose to Seller only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement. The Auditor will send a copy of such report to Buyer at the same time it is sent to Seller. Such report shall be deemed the Confidential Information of both Parties and shall be subject to the confidentiality restrictions and obligations set forth in Section 7.7. The Auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such audit. The Parties will endeavor in such inspection to minimize disruption of Buyer’s normal business activities to the extent reasonably practicable. In the event of any dispute between Seller and Buyer regarding the findings of an audit under this Section 3.4(c) the Parties will initially attempt in good faith to resolve the dispute amicably between themselves, and if the Parties are unable to resolve such dispute within [***] after delivery to both Parties of the Auditor’s report, then Buyer will select, subject to Seller’s prior written consent, such consent not to be unreasonably withheld or delayed, an internationally recognized independent certified public accounting firm (other than the Auditor) to resolve such dispute in accordance with such procedures as such independent accounting firm may determine, and such accounting firm’s determination will be binding on both Parties absent manifest error by such accounting firm. [***].
(d)Late Payments. Any payment that is not paid and not otherwise being disputed in good faith on or before the date that such payments are due under this Agreement shall be subject to a charge of [***], the interest being compounded annually, or the maximum rate allowed by applicable Law, whichever is lower. Buyer shall calculate the correct late payment charge and shall add it to each such late payment. Said late payment charge and the payment and acceptance thereof shall not negate or waive the right of Seller to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.
(e)Tax Treatment. For U.S. federal income Tax purposes, the Parties intend that the Milestone Payment and the Net Sales Payments shall be treated as adjustments to the Closing Payment (subject to imputation of interest under Section 483 or Section 1274 of the Code) and deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code (and any corresponding provision of state, local, or non-U.S. Law).
Section III.5Withholding. Buyer or any other applicable withholding agent shall be entitled to deduct and withhold from all amounts payable pursuant to this Agreement all Taxes that Buyer or any other applicable withholding agent is required to deduct and withhold under applicable Law. In the event that Buyer determines that withholding is required under applicable Law (other than as a result of any failure to satisfy the obligation set forth in Section 4.2(e) or as a result of any applicable amount being treated as compensatory for applicable income Tax purposes), Buyer will use commercially reasonable efforts to provide written notice to Seller within [***] Business Days prior to the Closing or to any subsequent date on which the applicable payment is to be made to provide Seller with an opportunity to provide any form or documentation or to take such other steps to reduce or eliminate such withholding. To the extent such amounts are so deducted and withheld, they shall be timely paid over to the appropriate Governmental Authority, and to the extent so paid over to the appropriate Governmental Authority such amounts shall be treated as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding any provision to the contrary set forth in this Agreement, any transaction bonuses or other compensatory amounts subject to payroll withholding and reporting will be paid through the applicable payroll system in accordance with applicable payroll procedures.
Section III.6Exploitation of the Products. None of Buyer, its Affiliates, or any of their respective Representatives owes any fiduciary duty to Seller with respect to the Milestone Payment or any Net Sales Payments. Seller further acknowledges and agrees that (a) Buyer and its Affiliates shall have complete control and sole discretion with respect to the Exploitation of the Products after the Closing and such control and discretion by Buyer and its Affiliates could result in the Milestone Payment and Net Sales Payments not being made; and (b) neither Buyer nor any of its Affiliates or Representatives has furnished or provided, whether written or oral, any assurances or commitments regarding the achievability of the condition to the payment of the Milestone Payment or the Net Sales Payments or the likelihood thereof and the Seller has not relied on, and expressly disclaims any rights with respect to, any such statements in electing to proceed with the execution and delivery of this Agreement.
Section III.7Additional Payments. Seller acknowledges that Buyer has not participated in, and takes no position with respect to, Seller’s determination of whether, and to what extent, any payments are owed by Seller under any Shared IP Contract as a result of the transactions contemplated by this Agreement. If any Shared IP Contract is terminated due to a breach by Seller and Buyer is required to cure any payment default of Seller to the applicable Third Party as of the effective date of termination of such Shared IP Contract in order to become or remain a direct licensee of such Third Party thereunder, then Buyer shall have the right to offset any payment required to cure such breach against any payments owed by Buyer to Seller pursuant to this Agreement or any other Transaction Agreements.
Article IV

THE CLOSING
Section IV.1Closing Date. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages commencing at 10:00 am Eastern Time on the third (3rd) Business Day after all the conditions to Closing set forth in Article VIII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date); provided that if the pro forma financial statements required to be filed by Seller on Form 8-K with the SEC as a result of the Closing (the “Pro Forma Financial Statements”) are not available to be filed at the time of the satisfaction or waiver of the conditions set forth in Article VIII, then the Closing shall occur on the third (3rd) Business Day after Seller provides written notice to Buyer that such Pro Forma Financial Statements are available, or at such other time, date, or place as Seller and Buyer may mutually agree upon in writing (the date on which the Closing is to occur is herein referred to as the “Closing Date”). For purposes of this Agreement and the transactions contemplated hereby, the Closing will be deemed to occur and be effective, and title to and risk of loss associated with the Transferred Assets, shall be deemed to occur at 12:01 am Eastern Time on the Closing Date.
Section IV.2Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)the Transferred Assets (subject to the Transition Services Agreement and Section 2.4 and Section 2.5 of this Agreement);
(b)evidence, in form and substance reasonably satisfactory to Buyer, that Seller has obtained the consents, approvals, or other authorizations set forth in Schedule 4.2(b), effective as of the Closing;
(c)a counterpart of the Assignment and Assumption Agreement, duly executed by Seller;
(d)a counterpart of the Bill of Sale, duly executed by Seller;
(e)a duly executed IRS Form W-9 of Seller;
(f)a counterpart of the Transition Services Agreement, duly executed by Seller;
(g)a counterpart of the License Agreement, duly executed by Seller;
(h)a counterpart of the Cambridge Sublease Agreement, duly executed by Seller;
(i)a counterpart of the Seattle Sublease Agreement, duly executed by Seller;
(j)a schedule, in a form reasonably satisfactory to Buyer, that identifies Seller’s current outstanding or future obligations to pay any royalties or other amounts or to provide other consideration to any other Person, in consideration for Seller’s practice or other Exploitation of any Product Intellectual Property or otherwise in connection with the Exploitation of any Product;
(k)Schedule 7.14, as mutually and reasonably agreed upon between Buyer and Seller;
(l)a counterpart of the Patent Assignment Agreement, duly executed by Seller; and
(m)the Seller Closing Certificate.
Section IV.3Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller:
(a)the Closing Payment by wire transfer of immediately available funds into an account (or accounts) designated in advance by Seller;
(b)a counterpart of the Assignment and Assumption Agreement, duly executed by Buyer;
(c)a counterpart of the Bill of Sale, duly executed by Buyer;
(d)a counterpart of the Transition Services Agreement, duly executed by Buyer;
(e)a counterpart of the License Agreement, duly executed by Buyer;
(f)a counterpart of the Cambridge Sublease Agreement, duly executed by Buyer;
(g)a counterpart of the Seattle Sublease Agreement, duly executed by Buyer;

(h)Schedule 7.14, as mutually and reasonably agreed upon between Buyer and Seller;
(i)a counterpart of the Patent Assignment Agreement, duly executed by Buyer; and
(j)the Buyer Closing Certificate.
Article V

REPRESENTATIONS AND WARRANTIES OF SELLER
As of the date hereof and as of the Closing Date, Seller hereby represents and warrants to Buyer that, except as set forth in the Seller Disclosure Schedules:
Section V.1Seller Organization; Good Standing.
(a)Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to operate its business as now conducted.
(b)Seller is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not be material to the Business, the Programs, or the Transferred Assets, taken as a whole, or would not prevent or materially delay the consummation of the transactions contemplated hereby.
Section V.2Authority; Enforceability. Seller has the requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Agreements by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate power and action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and upon execution and delivery thereof, the other Transaction Agreements will have been duly and validly executed and delivered by Seller, and assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes, and upon the due authorization, execution, and delivery thereof by Buyer, the other Transaction Agreements will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof and thereof, subject to the effect of any applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and other similar applicable Laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a Proceeding in equity or at law (the “Enforceability Exceptions”).
Section V.3No Conflicts. The execution, delivery, and performance by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not, and will not, (a) materially conflict with, violate in any material respect, result in a material breach of, or constitute a material default under, any Law or Governmental Order applicable to Seller or any of its Subsidiaries with respect to the Business, any Program, any Transferred Asset, or any Assumed Liability, (b) conflict with, violate, or result in any breach of, any provision of the certificate of incorporation or by-laws of Seller, (c) materially conflict with, result in any material breach of, constitute a material violation or material default under, give to any Person any rights of termination, acceleration or cancellation under (whether after the giving of notice or the lapse of time or both), result in the loss of any material benefit to which Seller is entitled under (whether after the giving of notice or the lapse of time or both), or require the consent of any Person under, any Transferred Contract, or (d) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any material Transferred Asset.
Section V.4Consents and Approvals. The execution, delivery, and performance by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not require any consent, waiver, approval, authorization, or other action by, or any filing with or notification to, any Governmental Authority by Seller.
Section V.5Transferred Assets; Assumed Liabilities.
(a)Seller (i) owns, leases, or has the legal right to use all of the tangible Transferred Assets and (ii) has good, legal, and valid title to, or, in the case of property held under a lease or other Contract, a valid leasehold interest in, all of the tangible Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. Subject to Section 2.4, Buyer will acquire at Closing good, legal, and valid title to, or, in the case of property held under a lease or other Contract, a valid leasehold interest in, or a valid license or right to use, the tangible Transferred Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). There are no adverse claims of ownership to the tangible Transferred Assets and the Seller has not received written notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the tangible Transferred Assets.
(b)The transactions contemplated by this Agreement, including the sale of the Transferred Assets by Seller to Buyer, do not constitute a sale of substantially all of Seller’s assets for purposes of Section 271 of the Delaware General Corporation Law.
(c)Except for the Excluded Assets, the Transferred Assets, together with the other rights, licenses, services, leases and benefits to be provided to Buyer or its Affiliates pursuant to this Agreement and the other Transaction Agreements, constitute all of the properties, assets, and rights necessary in all material respects to enable Buyer, following the Closing, to continue to conduct the Business, including to Exploit any Product, in substantially the same manner as conducted by Seller and its Subsidiaries as of the date of this Agreement.
(d)As of the date hereof and as of the Closing Date, there are no Pre-Existing Payment Obligations other than payments due under the Transferred Contracts and Shared Contracts. Except for the Transferred Contracts and the Shared Contracts, Seller has not entered into any agreements with any Third Party by virtue of which any Pre-Existing Payment Obligation would be owed by Buyer under any Contract following the Closing Date, in each case, to such Third Party as a result of the Exploitation of any Product by or on behalf of Buyer.
Section V.6Litigation. There is no, and during the past three (3) years there have been no, Proceeding pending against or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries arising out of, relating to, or involving, the transactions contemplated by this Agreement or the other Transaction Agreements, any Transferred Asset, any Assumed Liability, the Business, any Product, or any Program, and, to the Knowledge of Seller, there are no facts or circumstances which are reasonably likely to form the basis for any such Proceeding. There is no inquiry or investigation pending or, to the Knowledge of Seller, threatened by or before a Governmental Authority against or affecting the Business, any Product, any Program, or any of the Transferred Assets (including any inquiry as to the qualification of Seller or any of its Subsidiaries to hold or receive any license, permit, or other Regulatory

Approval related to the Business, any Product, any Program, or any of the Transferred Assets). As of the date hereof, neither Seller nor any of its Subsidiaries in respect of the Business, the Programs, the Products, Transferred Assets, or Assumed Liabilities is or has during the past three (3) years been subject to any outstanding Judgment.
Section V.7Compliance with Laws.
(a)Neither Seller nor any of its Subsidiaries are, nor in the past three (3) years have been, in material violation of any Laws or Governmental Orders applicable to the conduct of the Business, any Program, any Product, the conduct of the Business in any material respect, or the ownership or use of any Transferred Asset (including the Exploitation of any Products), and neither Seller nor any of its Subsidiaries has received any written notice alleging, or been subject to any investigation or audit by a Governmental Authority concerning, any material violation of any such Laws.
(b)Neither Seller nor any of its Subsidiaries has applied for or received, nor is entitled to or the beneficiary of, directly or indirectly (including through any Third Party subcontractor or sublicensee), any grant, subsidy, or financial assistance from any Governmental Authority in connection with any Product or Transferred Assets (including the Exploitation thereof).
Section V.8Regulatory Matters.
(a)Seller and its Subsidiaries are, and in the past three (3) years have been, in material compliance with applicable Regulatory Laws. The Products are being, and in the past three (3) years have been, used, researched, developed, investigated, tested, labeled, manufactured, packaged, stored, imported, exported, and distributed in material compliance with all applicable Regulatory Laws.
(b)Neither Seller nor any of its Subsidiaries has received any written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, or arbitration from any Regulatory Authority alleging potential or actual material noncompliance by or liability of Seller or any of its Subsidiaries under any Regulatory Laws. Seller and its Subsidiaries have not received any written notice from a Regulatory Authority, nor to the Knowledge of Seller, there are no facts that would reasonably lead to such notice, that any Products cannot be used, researched, developed, investigated, tested, labeled, manufactured, packaged, stored, imported, exported, or distributed substantially in the manner performed by or on behalf of the Seller.
(c)Seller and its Subsidiaries hold all Regulatory Authorizations required for the Programs as of the Closing, and all such Regulatory Authorizations are in full force and effect, and to the Knowledge of Seller, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Regulatory Authorization.
(d)Neither Seller nor any of its Subsidiaries has received from any Regulatory Authority any warning letter, untitled letter, FDA Form 483, prohibition notice, recall notice or equivalent in any jurisdiction with respect to the Products, or any written notice of any pending or threatened civil, criminal, administrative or regulatory claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration, inquiry, search warrant, subpoena (other than those related to actions against Third Parties), and to the Knowledge of Seller, there is not pending any allegation that any operation or activity performed by Seller or any of its Subsidiaries, or on behalf of Seller and any of its Subsidiaries, is in material violation of any Regulatory Law.

(e)Except as set forth on Schedule 5.8(e) of the Seller Disclosure Schedules, neither Seller nor any of its Subsidiaries has, directly or indirectly (including through any Third Party subcontractor or sublicensee), sponsored any IND or conducted any Clinical Trial for any Product. All ongoing and completed preclinical trials and Clinical Trials conducted by or on behalf of, or sponsored by, Seller or any of its Subsidiaries with respect to the Products have been conducted in all material respects in accordance with all applicable Regulatory Laws and all applicable trial protocols. Except as set forth on Schedule 5.8(e) of the Seller Disclosure Schedules, no preclinical trials or Clinical Trial conducted by or on behalf of Seller or any of its Subsidiaries with respect to the Products has been placed on full or partial clinical hold or has been terminated or suspended by a Regulatory Authority prior to completion. Neither Seller nor any of its Subsidiaries has received any written notice that any Governmental Authority, investigator, or any institutional review board or ethics committee or any other similar body has: (i) refused to approve any preclinical trial or Clinical Trial, or any substantial amendment to a protocol for any preclinical or Clinical Trial, conducted or proposed to be conducted by or on behalf of Seller or any of its Subsidiaries; (ii) initiated, or threatened to initiate, any action to suspend any preclinical trial or Clinical Trial conducted by or on behalf of Seller or any of its Subsidiaries, or suspend or terminate any application for any Regulatory Authorization, or otherwise restrict or delay the preclinical trial or Clinical Trial of any Product; or (iii) alleged that any preclinical trial or Clinical Trial conducted by or on behalf of Seller or any of its Subsidiaries are in material violation of applicable Regulatory Laws.
(f)Except as set forth on Schedule 5.8(f) of the Seller Disclosure Schedules, Seller is the sole and exclusive owner of all of the Transferred Regulatory Documentation and neither Seller nor any of its Subsidiaries has granted any right of reference to any Person under any Transferred Regulatory Documentation. When submitted to the applicable Governmental Authorities, all Transferred Regulatory Documentation were true, complete, and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections, or modification to such Transferred Regulatory Documentation have been submitted to the applicable Governmental Authorities. During the past three (3) years, neither Seller nor any of its Subsidiaries has received written notice from any Governmental Authority regarding any revocation, withdrawal, suspension, cancellation, termination, or modification of any INDs or other Regulatory Approvals within the Transferred Regulatory Documentation and, to the Knowledge of Seller, there are no circumstances existing as of the Closing that would reasonably be expected to lead to any withdrawal of, loss of, or refusal to renew any such Transferred Regulatory Documentation.
(g)In the past three (3) years, neither Seller nor any of its Subsidiaries nor, to the Knowledge of Seller, any employee or agent of the Seller or any of its Subsidiaries, has made an untrue statement of material fact or fraudulent statement to the FDA, any other Regulatory Authority, or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA, any other Regulatory Authority, or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement, that, in each case, would reasonably be excepted to provide a basis for the FDA or any other Regulatory Authority to invoke the FDA Application Integrity Policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) and in 56 Fed. Reg. 46191 (Sept. 11, 1991) or any similar policy or analogous Laws, in each case, as related to any Product, any Program, or any of the Transferred Assets.
(h)Neither Seller nor any of its Subsidiaries have either voluntarily or involuntary initiated, conducted, issued, or caused to be initiated, conducted, or issued, any recall, field notification, field correction, withdrawal or replacement, safety alert or report, warning, “dear doctor” letter, investigator notice, or other notice or action, in each case, relating to an alleged lack of safety, efficacy, or regulatory compliance of any Product, and as of the date hereof, no Regulatory Authority has ordered, commenced, or, to the Knowledge of Seller, threatened to initiate any action to cause any such notice or action or any termination or suspension of distribution, development, or testing of any Product.
(i)With respect to any and all biological materials included in the Transferred Assets: (i) such biological materials have in all material respects been obtained, stored, transferred, used, and disposed of in accordance with applicable Laws, including all applicable Regulatory Laws, and any generally accepted ethical guidelines regarding the collection, use, transport, and disposal of human tissue; (ii) all ethics committee approvals have been obtained to enable the use of any such biological materials obtained from patients or human subject volunteers or other donors in connection with the Exploitation of any Product conducted by or on behalf of Seller or any of its Subsidiaries; and (iii) all uses of any such biological materials in the Exploitation of any Product conducted by or on behalf of Seller or any of its Subsidiaries fall within the terms of the informed consent given by the donors of such biological materials.
(j)None of Seller or its Subsidiaries nor, to the Knowledge of Seller, any officers, employees or agents (including any distributor) thereof has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar applicable Law, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar applicable Law, and, to the Knowledge of Seller, no such action is contemplated, proposed or pending as of the date of this Agreement.
Section V.9Brokers. No broker, finder, financial advisor, or investment bank is entitled to any brokerage, commission, finder’s fee or other fee, commission, or expense in connection with the transactions contemplated hereby based on arrangements made by Seller or any of its Subsidiaries.
Section V.10Permits. Seller holds or has the right to use all material Permits used in the conduct of the Business (including with respect to the Exploitation of any Products) as is conducted as of the Closing, each of which is valid and in full force and effect and has been validly issued. Seller and its Subsidiaries have complied in all material respects with all conditions of such Permits. Seller is not in default under, or violating, any of such Permits, in any material respect. To the Knowledge of Seller, no event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any such Permit.
Section V.11Transferred Contracts. (i) Each material Transferred Contract is a legal, valid, and binding obligation of Seller, and, to the Knowledge of Seller, each other party to such material Transferred Contract, and is enforceable against Seller, and, to the Knowledge of Seller, each such other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Enforceability Exceptions, and (ii) Seller and the other parties to each Transferred Contract have been for the past three (3) years, and are in material compliance with the terms of the applicable Transferred Contracts to which they are party and, with or without the lapse of time or the giving of notice, or both, neither Seller nor, to the Knowledge of Seller, the other parties to each Transferred Contract, is in material breach of or material default under, or as of the date hereof has provided or received any written notice of any intention to terminate, the applicable Transferred Contracts to which they are party, or to the Knowledge of Seller, has committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material breach of, or material default under, the applicable Transferred

Contracts to which they are party. Seller has made available to Buyer a true and complete copy of each Transferred Contract and any amendments thereto.
Section V.12Taxes..
(a)All income and other material Tax Returns with respect the Programs or the Transferred Assets that are required to be filed have been duly and timely filed in accordance with applicable Law, and all income and other material Taxes (whether or not shown on any Tax Return) with respect to the Programs or the Transferred Assets have been timely paid in full. All such Tax Returns were true, complete, and correct in all material respects and were prepared in material compliance with applicable Law. There is no extension of time within which to file any Tax Return with respect to the Programs or the Transferred Assets currently in effect (other than extensions obtained in the ordinary course of business), and no statute of limitations with respect to Taxes or Tax Returns relating to the Programs or the Transferred Assets has been extended or waived. Seller has not agreed to, nor is it a beneficiary of, any extension of time with respect to any Tax assessment or deficiency relating to the Programs or the Transferred Assets. No power of attorney with respect to Taxes that would reasonably be expected to have an effect on the Programs or the Transferred Assets has been granted.
(b)All amounts of Taxes relating to the Programs or the Transferred Assets required to be deducted, withheld, and paid in connection with any amounts paid or owing to any employees, independent contractors, creditors, equityholders, or other third parties have been timely withheld and paid, and Seller has complied with all applicable reporting and recordkeeping requirements in all material respects.
(c)No written claim, dispute, or other Proceeding with respect to Taxes or Tax Returns relating to the Programs or the Transferred Assets has been raised by any Governmental Authority, nor, to the Knowledge of Seller, is any such claim, dispute, or other Proceeding pending, being conducted, or threatened. No written claim has ever been made by a Governmental Authority in a jurisdiction where Seller does not pay a specific Tax or file a specific Tax Return with respect to any Program or any of the Transferred Assets that Seller is or may be subject to pay such Tax or required to file such Tax Return in such jurisdiction, and, to the Knowledge of Seller, there is no basis for any such claim to be made. There are no Encumbrances for Taxes, other than Permitted Encumbrances described in clause (i) of the definition thereof, on any of the Transferred Assets.
(d)Seller has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local, or non-U.S. Tax Law), or any “tax shelter” within the meaning of Code Section 6662, in either case, relating to any of the Programs or the Transferred Assets.
(e)Seller is not a “foreign person” within the meaning of Code Section 1445(f)(3).
(f)No closing agreements, private letter rulings, technical advice memoranda, or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of Seller or with respect to any of the Programs or the Transferred Assets.
(g)Since December 31, 2022, Seller has not made, changed, or revoked any Tax election, elected or changed any method of accounting for Tax purposes, or changed any annual Tax accounting period, filed any amended Tax Return, or filed any Tax Return in a manner inconsistent with past practice, settled or compromised any Proceeding in respect of Taxes, entered into any Contract in respect of Taxes with any Governmental Authority, including any closing agreement, or agreed to an extension or waiver of the limitation period applicable to any Proceeding in respect of Taxes, in each case, relating to any of the Programs or the Transferred Assets.
(h)Seller has never been a member of an affiliated, consolidated, combined, or unitary group, including an “affiliated group” within the meaning of Code Section 1504(a). Seller is not a party to any Contract relating to Tax sharing or Tax allocation. Seller has no Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.
Section V.13Intellectual Property.
(a)Schedule 5.13(a) of the Seller Disclosure Schedules sets forth a list of all Product Intellectual Property that is owned by or licensed to Seller or any of its Subsidiaries and that is registered or for which an application for registration has been filed, in each case, under the authority of any Governmental Authority, including all Patents, registered copyrights, registered trademarks, business names, and domain names, and all applications for any of the foregoing (collectively, the “Registered Intellectual Property”), including (i) the jurisdiction or private registrar in which such item of Registered Intellectual Property has been registered or filed; (ii) the record owner, and, if different, the legal and beneficial owner, thereof; (iii) the applicable application, registration, or serial number and the filing date thereof; (iv) all actions that must be taken by Buyer within ninety (90) days of the date hereof, including the payment of any registration, maintenance, or renewal fees or the filing of any documents, applications, or certificates for the purpose of perfecting, maintaining, or renewing any Registered Intellectual Property; (v) whether such Registered Intellectual Property is owned by or exclusively licensed to Seller or a Subsidiary; and (vi) which Registered Intellectual Property is Shared Intellectual Property.
(b)Seller or a Subsidiary is the sole and exclusive owner, or licensee, of all Product Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances. As of the date hereof, (i) to the Knowledge of Seller, the Product Intellectual Property is valid and enforceable, and (ii) all documents and instruments necessary to perfect and maintain the rights of the Seller and its Subsidiaries (A) in the Registered Owned Intellectual Property Intellectual Property have been validly executed, delivered, and filed in a timely manner with the applicable Governmental Authority or registrar and (B) with respect to any other Registered Intellectual Property, to the Knowledge of Seller, have been validly executed, delivered, and filed in a timely manner with the applicable Governmental Authority or registrar.
(c)As of the date hereof, Seller and its Subsidiaries have not received any written communication from any Person challenging or threatening to challenge, nor is Seller or any of its Subsidiaries a party to any pending proceeding in which any Person is (i) contesting the right of Seller or any its Subsidiaries to use, exercise, sell, license, transfer, or dispose of any Product Intellectual Property, or (ii) challenging the ownership of any Product Intellectual Property. Except as set forth on Schedule 5.13(c) of the Seller Disclosure Schedules, Seller and its Subsidiaries are not subject to any outstanding order, judgment, decree, or stipulation restricting in any manner the licensing, assignment, transfer, use, or conveyance of the Product Intellectual Property by Seller or any its Subsidiaries.
(d)To the Knowledge of Seller, the conduct of the Business by Seller and its Subsidiaries is not infringing, misappropriating, or otherwise violating any Intellectual Property of any Third Party. As of the date hereof, there is no judicial, administrative, or arbitral action, suit, hearing, inquiry, investigation, or other proceeding (public or private) before any Governmental Authority alleging that the conduct of the Business by Seller constitutes infringement, misappropriation, or other violation of any Intellectual Property of any Third Party. As of the date hereof and except as set forth on Schedule 5.13(d) of the Seller Disclosure Schedules, (i) Seller has not received any written notice from any Third Party making any such allegation or challenging the validity, enforceability, or ownership of any of the Product Intellectual Property, and, to the Knowledge of Seller, no such allegation has been threatened by any Third Party, and (ii) to the Knowledge of Seller, no Third Party is infringing, misappropriating, or otherwise violating any of the Product Intellectual Property.
(e)None of Seller or any of its Subsidiaries has granted to any Third Party (other than Buyer) any outbound licenses under the Product Intellectual Property, other than non-exclusive licenses granted to vendors, manufacturers, suppliers, distributors or other Persons performing manufacturing, supply, marketing or other services on behalf of Seller or any of its Subsidiaries, in each case, (i) granted in the ordinary course of business and (ii) under which the grant of rights to use any Product Intellectual Property are solely for such Third Party to provide the applicable services.
(f)No funding, facilities, resources, or personnel of any Governmental Authority or any research or educational institution were used to develop or create any Product Intellectual Property and, to the Knowledge of Seller, no employee who is or was involved in, or contributed to, the creation, or development of any Product Intellectual Property has performed services for any Governmental Authority or any research or educational institution immediately prior to or during a period of time during which such employee is or was also performing services for the Seller.
(g)All Product Owned Intellectual Property will be fully transferable and alienable by Seller or one or more of its Subsidiaries at the Closing without restriction and without payment of any kind to any Person and to the Knowledge of Seller, all Product Intellectual Property that is not Product Owned Intellectual Property will be fully transferable and alienable by Seller or one or more of its Subsidiaries at the Closing without restriction and without payment of any kind to any Person.
(h)Seller and each of its Subsidiaries have taken commercially reasonable measures to protect and maintain the proprietary nature of the Product Intellectual Property. All Persons who have participated in the conception, creation, or development of any Product Owned Intellectual Property and with respect to any other Product Intellectual Property, to the Knowledge of Seller, have executed and delivered to Seller or its Subsidiaries, as applicable, a valid and enforceable Contract (i) providing for the irrevocable assignment by such Person to Seller or its Subsidiary, as applicable, of all rights in such Product Intellectual Property and (ii) containing customary and reasonable confidentiality provisions protecting the Product Intellectual Property. Seller and each of its Subsidiaries have taken any actions required to perfect such assignment and no actions required to perfect such assignment are outstanding. To the Knowledge of Seller, no employee or former employer of Seller or any of its Subsidiaries has any claim, right, or interest to or in any Product Intellectual Property.
(i)Seller and each of its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of all Product Intellectual Property held by the Seller or any of its Subsidiaries, or purported to be held by Seller or any of its Subsidiaries, as a trade secret, including any confidential information or trade secrets provided to Seller or any of its Subsidiaries by any Person under an obligation of confidentiality. No trade secret constituting Product Intellectual Property has been authorized to be disclosed or has been actually disclosed by Seller or any of its Subsidiaries to any employee, consultant, or independent contractor or any Third Party, in each case, other than pursuant to a written non-disclosure agreement including restrictions on the disclosure and use of the Product Intellectual Property that constitutes such trade secret. To the Knowledge of Seller, no employee, consultant, or independent contractor or Third Party has breached or is in breach of any such non-disclosure agreement.
(j)Seller and its Subsidiaries owns or has the right to access and use all software and databases included in the Product Intellectual Property, as well as all of its computers and other information technology infrastructure and assets used or contemplated to be used in the Business, subject to the terms and conditions of any applicable Transferred Contract or Shared Contract (collectively, the “IT Assets”). The IT Assets of Seller operate and perform in all material respects as is necessary and sufficient for the Business. Seller has taken all commercially reasonable steps to ensure the continued operation of the IT Assets. In the past three (3) years, (i) to the Knowledge of Seller, there have been no material security breaches in the IT Assets or the information technology systems of other Persons to the extent used by or on behalf of Seller or any of its Subsidiaries, and (ii) there have been no disruptions in the IT Assets or any information technology systems of other Persons that have materially adversely affected the Business. To the Knowledge of Seller, all IT Assets are free from malicious code and do not contain any bugs, errors, or problems that, in each case, would be expected to materially adversely impact the operation of any such IT Assets.
(k)Neither the execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance (other than a Permitted Encumbrance or a license granted to Buyer pursuant to the License Agreement) on, any Product Intellectual Property; (ii) the release, disclosure, or delivery of any Product Intellectual Property by or to any escrow agent or other Person (other than Buyer); (iii) the grant, assignment, or transfer to any other Person (other than Buyer) of any Intellectual Property or other proprietary right or interest under, to or in any of the Product Intellectual Property; or (iv) payment by Buyer of any royalties or other license fees with respect to Intellectual Property of any other Person in excess of those payable by Seller or any of its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will, with or without notice or the lapse of time, result in or give any other Person under any Contract the right or option to cause or declare the grant, assignment, or transfer to any other Person of any license or other right or interest under any Intellectual Property owned by, or licensed to, Buyer or any of its Subsidiaries (other than the Seller or any of its Subsidiaries).
(l)The Product Intellectual Property and the Retained Intellectual Property constitutes all of the Intellectual Property owned or Controlled by Seller and its Subsidiaries and, to the Knowledge of Seller, all other Intellectual Property, that is used or otherwise necessary to operate the Business as conducted as of the date hereof.
(m)Notwithstanding any provision to the contrary set forth in this Agreement, Buyer acknowledges and agrees that the only representations and warranties given in relation to matters relating to the Intellectual Property specifically addressed in this Section 5.13, are those set out in this Section 5.13, and no other representation or warranty is given in relation to such matters.
Section V.14Labor. Schedule 5.14 of the Seller Disclosure Schedules sets forth, for each Offered Employee, his or her name, title, employer, hire date, location, whether full- or part-time, status as exempt or non-exempt, and whether active or on leave (and, if on leave, the nature of the leave and expected return date), annual base salary or base wage rate, and current long-term and short-term incentive opportunities. Seller is, and has for the past three (3) years been, in compliance in all material respects with all applicable Laws governing labor or employment with respect to its employees, and there are no Proceedings pending against Seller by any of such employees with respect to an alleged violation of such Laws. Seller has never been party to or subject to a collective bargaining agreement or similar agreement, and, to the Knowledge of Seller, there has not been any attempt to organize any employees of Seller for the purpose of forming or joining a labor union, works council, or other labor organization. Seller has no material Liability under any Law arising out of the classification of any individual who provides services to the Programs as a consultant, independent contractor, or temporary employee, as applicable. Seller does not have any outstanding Liability under WARN with respect to employee layoffs implemented in the past ninety (90) days. Except as set forth on Schedule 5.14 of the Seller Disclosure Schedules, no Offered Employee requires a visa in order to work for Seller or one of its Subsidiaries.
Section V.15Employee Benefit Matters.
(a)Each Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualification and determination and, to the Knowledge of Seller, no event or omission has occurred that would cause any Employee Program to lose such qualification or result in material Liability to Seller or its Subsidiaries. Each Employee Program is, and has been, established, operated, and administered in all material respects in compliance with applicable Law and with its terms. Neither Seller nor any ERISA Affiliate maintains, contributes to, or is required to contribute has, within the past five (5) years, maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a “multiemployer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither Seller nor any ERISA Affiliate has ever incurred any Liability under Title IV of ERISA that has not been satisfied in full.
(b)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any Offered Employee; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) to any Offered Employee; or (iii) result in a requirement to pay any Tax “gross-up” or similar “make-whole” payments to any Offered Employee.
(c)Except as required under Section 601 et seq. of ERISA or similar state Law for which the covered individual pays the full cost of coverage, no Employee Program covering Offered Employees provides health, life, or disability insurance following retirement or other termination of employment.
Section V.16Absence of Changes or Events. Since January 1, 2023, (a) Seller and its Subsidiaries have conducted the Business only in the ordinary course of the business in all material respects (except for actions related to this Agreement), and (b) there has not been any event, occurrence, or development that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected have a Material Adverse Effect.
Section V.17Transactions with Affiliates. None of the Transferred Assets are subject to or relate to, and the transactions contemplated hereby will not trigger, any current or future rights or obligations between, among or involving Seller or any of its Subsidiaries, on the one hand, and any current or former director, manager, officer, stockholder, member, partner, employee, or independent contractor of Seller (or any Subsidiary thereof), on the other hand.
Section V.18Restrictions on Business Activities. There is no Contract (including covenants not to compete) or Judgment relating to the Business or any Product that has or would reasonably be expected to have, whether before or after consummation of the transactions contemplated hereby, the effect of prohibiting or materially impairing the conduct of the Business (including any Exploitation of any Product) or the operation or use of any Transferred Assets as conducted by Seller as of the date hereof.
Section V.19Exclusivity of Representations. The representations and warranties made by Seller in this Article V are the exclusive representations and warranties made by Seller with respect to the transactions contemplated by this Agreement. Seller hereby disclaims any other express or implied representations or warranties with respect to itself or any of its Subsidiaries and any claims Buyer may have for breach of representation or warranty will be based solely on the representations and warranties of Seller expressly set forth in this Agreement and the certificates and other documents delivered pursuant hereto or thereto.
Article VI

REPRESENTATIONS AND WARRANTIES OF BUYER
As of the date hereof and as of the Closing Date, Buyer hereby represents and warrants to Seller that:
Section VI.1Buyer’s Organization; Good Standing.
(a)Buyer is corporation duly incorporated, validly existing, and in good standing under the laws of the State of New York and has the requisite corporate power and authority to operate its business as now conducted.
(b)Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.
Section VI.2Authority; Enforceability. Buyer has the requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate power and action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and upon execution and delivery thereof, the other Transaction Agreements will have been duly and validly executed and delivered by Buyer, and assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes, and upon the due authorization, execution and delivery thereof by Seller, the other Transaction Agreements will constitute, the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with the terms hereof or thereof, subject to the Enforceability Exceptions.

Section VI.3No Conflicts. The execution, delivery, and performance by Buyer of the Transaction Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not, and will not, (a) materially conflict with, violate in any material respect, result in a material breach of, or constitute a material default under, any Law or Governmental Order applicable to Buyer, (b) conflict with, violate, or result in any breach of, any provision of the certificate of incorporation or by-laws of Buyer, or (c) materially conflict, result in any material breach of, constitute a material violation or a material, incurable default under, give to any Person any rights of termination, amendment, acceleration, or cancellation under (whether after the giving of notice or the lapse of time or both), result in the loss of any material benefit to which the Seller is entitled under (whether after the giving of notice or the lapse of time or both), or require the consent of any Person under, any Contract, or (d) result in the creation of any Encumbrance (other than any Permitted Encumbrance).
Section VI.4Consents and Approvals. The execution, delivery, and performance by Buyer of the Transaction Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority by Buyer or any of its Affiliates, except where the failure to obtain such consent, approval, authorization, or action or to make such filing or notification would not reasonably be expected to prevent or materially delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.
Section VI.5Litigation. There is no Proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates which, if adversely determined, would materially interfere with the ability of Buyer to perform its obligations under the Transaction Agreements.
Section VI.6No Brokers. No broker, finder, financial advisor, or investment bank is entitled to any brokerage, commission, finder’s fee or other fee, commission, or expense in connection with the transactions contemplated hereby based on arrangements made by Buyer or any of its Affiliates.
Section VI.7Exclusivity of Representations. The representations and warranties made by Buyer in this Article VI are the exclusive representations and warranties made by Buyer with respect to Buyer or any of its Affiliates. Buyer hereby disclaims any other express or implied representations or warranties with respect to itself or any of its Affiliates and any claims Seller may have for breach of representation or warranty will be based solely on the representations and warranties of Buyer expressly set forth in this Agreement and the certificates and other documents delivered pursuant hereto or thereto.
Article VII

CERTAIN COVENANTS AND AGREEMENTS
Section VII.1Conduct of Business Prior to the Closing.
(a)From the date hereof until the earlier of the Closing or the termination of this Agreement, except (i) as otherwise provided in this Agreement, (ii) as required by applicable Law, (iii) for any actions taken by Seller that are necessary to consummate the transactions contemplated by this Agreement, or (iv) as previously consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed, Seller shall, and shall cause its Subsidiaries to, (A) cause the Business and the Exploitation of the Products to be conducted and operated in the ordinary course of business in all material respects and in material compliance with all applicable Laws, (B) maintain all of the Transferred Assets in their current condition in all material respects, including complying with all material obligations under the Transferred Contracts and Existing Collaboration Agreement and maintaining the books, accounts, and records relating to any Product, Program, or the Transferred Assets in the ordinary course of business in all material respects, and (C) use commercially reasonable efforts to preserve intact the Business, in all material respects, as it exists on the date hereof and preserve the rights, franchises, goodwill, and relationships of its employees, customers, suppliers, partners, regulators, and others having relationships with Seller related to the Programs.
(b)Without limiting Section 7.1(a), and as an extension thereof, from the date hereof until the Closing, except (i) as otherwise provided in this Agreement or set forth on Schedule 7.1(b) of the Seller Disclosure Schedules, (ii) as required by applicable Law or any Contract in existence as of the date hereof and disclosed to Buyer, (iii) for any actions taken by Seller that are necessary to consummate the transactions contemplated by this Agreement, or (iv) as previously consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed, Seller shall not, and shall cause its Subsidiaries not to:
(i)mortgage, pledge, grant any security interest in and to, or otherwise encumber (including through any Encumbrance) any of the Transferred Assets in an amount greater than [***], other than any Permitted Encumbrances;
(ii)sell, assign, lease, grant any license or rights under, transfer, or otherwise dispose of any of the Transferred Assets (other than (i) Shared Contracts to the extent doing so would not adversely impact in any material respect the rights expressly granted (or contemplated to be granted) to Buyer under this Agreement or any Ancillary Agreement and (ii) in the ordinary course of prosecution consistent with past practice), or enter into any agreement with any Third Party to sell, assign, lease, grant any license or rights under, transfer, or otherwise dispose of any of the Transferred Assets (other than (i) Shared Contracts and (ii) in the ordinary course of prosecution consistent with past practice), except, in each case, (A) to the extent required in connection with the conduct of the Business or (B) otherwise in an amount not to exceed [***];
(iii)enter into any agreement with any Person that would materially conflict with, or adversely diminish in any material respect, any of the rights expressly granted to Buyer under this Agreement or any Ancillary Agreement, or otherwise materially restrict Buyer or any of its Affiliates or sublicensees from Exploiting any Product following the Closing;
(iv)disclose any trade secrets, Asset Sale Confidential Information, or other proprietary or confidential information included in the Transferred Assets to any Third Party, except pursuant to valid and appropriately protective confidentiality and non-disclosure obligations;
(v)acquire any assets that would constitute Transferred Assets, other than in the ordinary course of business;
(vi)(A) voluntarily terminate or modify or amend any Transferred Contract, Shared Contract, or Shared IP Contract, in each case, in a manner that would be materially adverse to Buyer, (B) waive, release, or assign any material rights or claims under any Transferred Contract, Shared Contract, or, solely in a manner that would adversely impact the rights granted to Buyer, any Shared IP Contract, or (C) enter into any material Contract that would be a Transferred Contract hereunder;
(vii)increase the compensation or benefits payable or to become payable or provided or to be provided to any Offered Employee or enter into, modify, or terminate any Employee

Program with or covering such employee, other than, in each case, as required by the terms of any Employee Program in effect as of the date of this Agreement or modifications to broad-based Employee Programs made by Seller in the ordinary course of business consistent with past practice that do not discriminate in favor of such employee;
(viii)terminate the employment of any Offered Employee (other than for cause) or hire any employee whose employment would be primarily related to the Programs or promote or change the position of any employee of Seller or its Subsidiaries such that his or her employment is primarily related to the Programs;
(ix)voluntarily terminate or materially modify or amend any Permit included in the Transferred Assets;
(x)waive or release any right or claim with a value in excess of [***] on an individual basis, or discharge, settle or compromise any claim, litigation or other dispute related to, the Business, the Transferred Assets or the Programs that would result in payments in excess of [***] on an individual basis;
(xi)terminate, waive, abandon, cancel, or otherwise dispose of, or take any action or fail to take any action that would reasonably be expected to result in any permanent loss, lapse, abandonment, cancellation, invalidity or unenforceability of, any item of Product Intellectual Property, in whole or in part (other than in the ordinary course of prosecution consistent with past practice), including fail to prosecute, maintain, or renew any of the Product Intellectual Property in the ordinary course of business;
(xii)(A) make, change or rescind any election relating to Taxes, (B) except as may be required by Law, make any change to any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Returns, (C) change any annual Tax accounting period, (D) adopt or change any method of Tax accounting or (E) obtain any Tax ruling or enter into any closing agreement, in each of clauses (A) – (D), to the extent related to, or that would reasonably be expected to result in a Tax Encumbrance (other than a Permitted Encumbrance) or Liability for Tax with respect to, any Transferred Asset;
(xiii)take any action that would reasonably be expected to increase Taxes more than [***] with respect to the Transferred Assets for any taxable period beginning after the Closing Date;
(xiv)except as may be required by any Regulatory Authority, (A) introduce any material change with respect to any Product, including any material change in the product specifications, composition or quality thereof, or (B) implement or otherwise make any discretionary changes in the manufacture of any Product, including with respect to any active pharmaceutical ingredient used in the manufacture of any Product;
(xv)fail to maintain insurance coverage with respect to the Transferred Assets or the Business in all material respects consistent with past practice; or
(xvi)authorize, agree, or commit to do any of the foregoing.
(c)For the avoidance of doubt, the Parties acknowledge and agree that nothing in this Agreement shall prohibit, limit or otherwise restrict any activities of or on behalf of Seller and its

Subsidiaries (including any acquisition, disposition, purchase, sale, license or other transaction or arrangement), or require any notice or consultation with Buyer, with respect to the Excluded Programs, the Excluded Assets, or the Excluded Liabilities; provided that Seller may not adversely affect in any material respect any of the rights expressly granted (or contemplated to be granted) to Buyer under this Agreement or any Ancillary Agreement, or otherwise materially restrict Buyer or any of its Affiliates or sublicensees from Exploiting any Product following the Closing.
Section VII.2Efforts to Effect Closing. From the date hereof until the earlier of the Closing or the termination of this Agreement, subject to Section 2.4, the Parties shall use reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.
Section VII.3Access to Information. From the date hereof until the earlier of the Closing or the termination of this Agreement, Seller shall, and shall cause its Subsidiaries to, (a) afford Buyer and its Representatives reasonable access to and the reasonable right to inspect all of the properties, assets, premises, Records, Contracts and other documents and data included in the Transferred Assets, the Assumed Liabilities, Shared Contracts, and Shared Intellectual Property; (b) furnish Buyer and its Representatives with such financial, operating, and other data and information related to the Business, the Programs, the Products, the Transferred Assets, and the Assumed Liabilities in Seller’s or any of its Subsidiaries’ possession as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its reasonable investigation of the Business, the Programs, the Products, the Transferred Assets, and the Assumed Liabilities. Any investigation pursuant to this Section 7.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller in the reasonable judgment of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to disclose any information or provide any such access if such disclosure or access would, in Seller’s reasonable judgment, (i) violate applicable Law, (ii) jeopardize any attorney/client privilege or other legal privilege, (iii) violate any confidentiality provisions in Contracts existing as of the date hereof, or (iv) disclose any trade secrets that are not related to the Transferred Assets.
Section VII.4Exclusivity. From and after the date hereof until the termination of this Agreement in accordance with its terms, Seller shall not, and shall not authorize or knowingly permit any of its Subsidiaries or any of its or their Representatives to, directly or indirectly: (a) solicit, initiate, or take any action to knowingly facilitate or knowingly encourage any inquiries or the making of any proposal from a Person or group of Persons (other than Buyer and its Affiliates) that may constitute, or would reasonably be expected to lead to, an Acquisition Proposal; (b) enter into or participate in any discussions or negotiations with any Person or group of Persons (other than Buyer and its Affiliates) regarding any Acquisition Proposal; (c) furnish any non-public information with respect to, or afford access to any Person or group of Persons (other than Buyer and its Representatives) to, the assets, business, properties, books or records of Seller or any of its Subsidiaries related to the Business, any Program, any Products or any Transferred Asset, in all cases, for the purpose of assisting with or knowingly facilitating any Acquisition Proposal; or (d) enter into any agreement, arrangement, or understanding, including any letter of intent, term sheet, or other similar document, relating to any Acquisition Proposal. As of the date hereof, Seller and each of its Subsidiaries shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations, and other communications with any Persons other than Buyer and its Affiliates and their respective Representatives conducted heretofore with respect to any Acquisition Proposal. Upon the receipt by Seller or any of its

Subsidiaries of any inquiry or proposal, oral or written, regarding any Acquisition Proposal involving a Third Party, Seller shall promptly notify Buyer in writing (but in any event within [***] and provide Buyer with an oral and written description (setting forth, the price, identity of the Third Party and other material terms) of any Acquisition Proposal. For clarity, the Parties acknowledge and agree that nothing in this Agreement shall restrict any actions by Seller and its Subsidiaries, and their respective Representatives, with respect to any merger or business combination involving Seller or any acquisition or purchase by a Third Party of any outstanding or newly issued equity securities of Seller.
Section VII.5Employee Matters.
(a)Prior to the date hereof and in consultation with Seller, Buyer or one of its Subsidiaries has entered a retention agreement with, and Buyer has or has caused one of its Subsidiaries to offer employment to the employees of Seller or its Subsidiaries set forth on Schedule 7.5(a)(i) (the “Key Offered Employees”) and such employees have accepted such retention agreements and offers, subject to the occurrence of the Closing. Prior to the Closing and consistent with Section 7.5(b), Buyer will, or will cause one of its Subsidiaries to, offer employment to the additional employees of Seller and its Subsidiaries who are listed on Schedule 7.5(a)(ii) whose employment with Buyer or one of its Subsidiaries will commence in accordance with the terms of the Transition Services Agreement (the “Additional Offered Employees”, together with the Key Offered Employees, the “Offered Employees”). The employment of the Key Offered Employees with Buyer or its applicable Subsidiary shall commence at Closing. In no event shall Buyer decline to make offers to a sufficient number of Offered Employees so as to trigger the WARN Act or any equivalent state mini-WARN Law. Seller and Buyer shall cooperate with each other to facilitate and comply with the provisions of this Section 7.5. Buyer or one of its Subsidiaries shall assume and honor the non-immigrant and immigrant visas and visa petitions of any Offered Employees who are subject to a visa, including any reporting requirements triggered by this Agreement. Nothing express or implied in this Agreement shall obligate Buyer to continue the employment of any Transferred Employee for any specific period of time. Buyer and its Affiliates will be solely responsible for satisfying the continuation coverage complying with the requirements of Section 4980B of the Code for any Transferred Employees who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.
(b)During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (or, if sooner, the end of the applicable Transferred Employee’s employment), Buyer will provide, or cause to be provided, to each Transferred Employee who remains employed with Buyer or one of its Affiliates, (i) a total compensation package (including base salary or wage rate signing bonus, retention bonus, target merit bonus and target long-term incentive plan award) comparable on a fair market value basis, to the aggregate compensation such Transferred Employee receives immediately prior to the Closing (with the individual components of such compensation package to be determined in the discretion of Buyer) and (ii) broad-based retirement and health and welfare benefits that are substantially comparable in the aggregate to those provided by Buyer and its Affiliates to similarly situated employees of Buyer and its Affiliates ((i)and (ii), collectively a “Comparable Offer”). Transferred Employees will also be eligible for the vacation and leave policies provided by Buyer and its Affiliates to similarly situated employees of Buyer and its Affiliates, which for the avoidance of doubt, do not include a sabbatical program. The failure of an offer of employment to contain a sabbatical benefit (or continue such benefit) shall not result in such offer failing to constitute a Comparable Offer for purposes of this Agreement.
(c)Buyer shall provide to each Transferred Employee the opportunity to participate in the broad-based employee benefit plans, programs and policies of Buyer and its Affiliates in the same manner as similarly-situated employees of Buyer and its Affiliates and in accordance with the terms of such plans, programs and policies. Buyer shall use commercially reasonable efforts to provide that, as of the Closing Date, each Transferred Employee receives full credit for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits for service with Seller (or predecessor employers to the extent Seller provides such past service credit) under the comparable employee benefit plans, programs and policies of Buyer or its Affiliates, as applicable (including, for the avoidance of doubt, the severance plan or policy of Buyer or its Affiliates, as applicable), in which such Transferred Employees become participants to the same extent that such service was credited under corresponding Employee Programs; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan, benefits under any grandfathered or frozen plans, benefits under any long-term disability plan credit for vesting under any equity or other incentives or to the extent that its application would result in a duplication of benefits. From and after the Closing, with respect to each benefit plan maintained by Buyer or one of its Affiliates that is or becomes an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Buyer Welfare Plan”) in which any Transferred Employee is eligible to participate, Buyer shall use commercially reasonable efforts to cause each such Buyer Welfare Plan to waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Buyer Welfare Plan for such Transferred Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Employee Program in which such Transferred Employee was a participant prior to Closing.
(d)With respect to each Transferred Employee who participates in the 2seventy bio, Inc. 401(k) Plan (the “401(k) Plan”), Buyer shall permit (or shall cause its Affiliates to permit) each such Transferred Employee to make rollover contributions of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code, (subject to the rollover guidelines of the applicable tax-qualified plan of Buyer or its Affiliates), in an amount equal to the full account balance distributable to such Transferred Employee from the 401(k) Plan to a tax-qualified plan of Buyer or its Affiliates. The Transferred Employees may not rollover any loans under the 401(k) Plan to a tax-qualified plan of Buyer or its Affiliates.
(e)The provisions of this Section 7.5 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Transferred Employee), any third party beneficiary, legal or equitable or other rights or remedies under or by reason of any provision of this Section 7.5. Nothing contained herein, express or implied, will be construed to establish, amend or modify any benefit or compensation plan, program, policy, agreement or arrangement or prohibit or limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement. The Parties acknowledge and agree that this Section 7.5 will not create any right in any Transferred Employee or any other Person to any employment, continued employment or any particular term or condition of employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.
Section VII.6Notification of Certain Matters. Between the date hereof and the earlier of the Closing or the termination of this Agreement, each Party shall promptly notify the other Party in writing upon:
(a)obtaining knowledge of any facts or circumstances that (i) render inaccurate in any material respect any representation or warranty herein made by such Party, or (ii) prohibit, restrain or adversely affect the ability of such Party to consummate the transactions contemplated hereby or the performance by such Party of its obligations under any Transaction Agreement in any material respects;
(b)the occurrence of any material breach of any covenant of such Party that would make the satisfaction of the conditions of the other Party to close pursuant to Article VIII impossible or unlikely or significantly delay the closing;
(c)the receipt of any (i) written notice or other communication from any Governmental Authority, or (ii) written notice or other communication from any other Person, in each case, in connection with the transactions contemplated hereby alleging that such Governmental Authority’s or such other Person’s consent is required in connection with the consummation of the transactions contemplated hereby; or
(d)the commencement or receipt of any notice, of any Proceeding (or, to the Knowledge of such Party, threatened Proceeding) relating to or involving this Agreement or the transactions contemplated hereby or, with respect to Seller, the Business, any Program, any Product or any Transferred Asset that would have been required to be disclosed pursuant to Section 5.6 if such Proceeding had been commenced (or notice had been received, as applicable) prior to the date hereof.
Section VII.7Confidentiality.
(a)Definition. As used herein, “Confidential Information” means (i) the existence and terms of this Agreement and (ii) all other proprietary information and data of a financial, commercial, or technical nature that a Party or any of its Affiliates (the “Disclosing Party”) has supplied or otherwise made available, including pursuant to any Ancillary Agreement, to the other Party or its Affiliates (the “Receiving Party”) in any form, including trade secrets, techniques, Know-How, processes, equipment, algorithms, software, design details and specifications, financial information, customer lists, contact information for key opinion leaders, business forecasts, sales and marketing plans as well as all notes, analysis, reports, compilations, studies, interpretations, summaries, or other documents. Confidential Information includes information related to the Business, any Program, any Product, any of the Transferred Assets, or any of the Assumed Liabilities (collectively, “Asset Sale Confidential Information”). The existence and terms of this Agreement and any Ancillary Agreement will be considered the Confidential Information of each Party. From and after the Closing, the Asset Sale Confidential Information included in the Transferred Assets and all Net Sales Payment Reports will be the Confidential Information of Buyer and not Seller; provided, however, that any Asset Sale Confidential Information that is also included in the Excluded Assets will be the Confidential Information of both Parties from and after the Closing (“Shared Confidential Information”); and provided, further, that notwithstanding the preceding proviso, any Asset Sale Confidential Information that is included in the Shared Intellectual Property shall be governed by the terms of the License Agreement. Notwithstanding the foregoing, Confidential Information will not include information that (1) becomes (through no improper action or inaction by or on behalf of the Receiving Party) generally available to the public, (2) was rightfully disclosed to the Receiving Party by a Third Party not under an obligation of confidentiality with respect to such Confidential Information, or (3) the Receiving Party can demonstrate was independently developed by the Receiving Party without use of, or reference to, any Confidential Information.
(b)Obligations. The Receiving Party will protect all Confidential Information against unauthorized disclosure to Third Parties with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The Receiving

Party may disclose the Confidential Information to its Affiliates, and their respective directors, officers, employees, subcontractors, current and prospective sublicensees and licensees, consultants, attorneys, accountants, banks and investors (collectively, “Recipients”) who have a need to know such information for purposes related to this Agreement or any Ancillary Agreement; provided that the Receiving Party shall be responsible for any breach of this Agreement by any of its Recipients and shall hold such Recipients to written obligations of confidentiality that are least as restrictive as those set forth in this Agreement. The Receiving Party will (and will ensure that any Recipient to which it discloses the Confidential Information will) only use the Confidential Information for the purposes of performing its obligations and exercising its rights under the Transaction Agreements and for no other purpose; provided that, with respect to the Shared Confidential Information, (i) Seller will also have the right to use such Confidential Information in the conduct of the Excluded Programs or any other programs initiated by Seller (to the extent consistent with the rights retained by Seller under such Shared Confidential Information and not in conflict with the rights granted to Buyer under the License Agreement) and (ii) Buyer will also have the right to use such Confidential Information in the conduct of the Programs or the Business. All obligations of confidentiality, non-use, and non-disclosure under this Agreement will be in full force and effect from the date hereof and will survive for a period of [***] years after the Closing, provided that, with respect to any Know-How that is a trade secret, the obligations of this Section 7.7 will continue for so long as such Know-How remains a trade secret.
(c)Disclosures Required by Law. The restrictions set forth in this Section 7.7 will not apply to any Confidential Information that the Receiving Party is required to disclose under applicable Law or a court order or other governmental order or pursuant to the rules of any stock exchange; provided that the Receiving Party: (i) provides the Disclosing Party with prompt notice of such disclosure requirement if legally permitted, (ii) affords the Disclosing Party an adequate opportunity to oppose, limit, or secure confidential treatment for such required disclosure to the extent available and, if applicable, as required pursuant to Section 11.3, and (iii) if the Disclosing Party is unsuccessful in its efforts pursuant to subsection (ii), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose as advised by the Receiving Party’s legal counsel.
(d)Existing Confidentiality Agreement. Until the Closing, the terms of the Confidentiality Agreement shall remain in full force and effect and Seller and Buyer hereby acknowledge and agree to continue to be bound by the terms of the Confidentiality Agreement. The Confidentiality Agreement shall be null and void and of no further force or effect following the Closing Date; provided, however, that any Confidential Information disclosed pursuant to the Confidentiality Agreement shall be subject to the terms of this Section 7.7, the License Agreement, or the Transition Services Agreement, in each case, to the extent applicable.
(e)Disclosure to Potential Strategic Partners. Notwithstanding any provision to the contrary in this Agreement, each Party will have the right to disclose the existence and applicable terms of this Agreement and the transactions contemplated hereby, or the status and results of Exploitation of one or more Products, in each case, to actual or bona fide potential investors, acquirors, licensees, sublicensees, lenders, and other financial or commercial partners, and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, debt transaction, sublicense, or collaboration (the “Authorized Purpose”); provided that, in each such case, (i) any such disclosure is necessary for the Authorized Purpose; (ii) such Persons are bound by obligations of confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement or otherwise customary for such type and scope of disclosure, (iii) any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed, and (iv) the term of such confidentiality obligation is consistent with industry standards, but in all cases at least one year.
Section VII.8Insurance. Buyer acknowledges and agrees that, upon Closing, all insurance coverage provided under Seller’s insurance policies or otherwise to the extent related to the Transferred Assets pursuant to policies, risk funding programs or arrangements maintained by Seller or by any Subsidiary of Seller (whether such policies are maintained in whole or in part with Third Party insurers or with Seller or its Subsidiaries and including any captive policies or fronting arrangements, and including any “occurrence” based insurance policies provided in relation to Seller and its Subsidiaries with respect to any occurrences prior to Closing) shall cease solely to the extent related to the Transferred Assets or the Assumed Liabilities, and no further coverage shall be available to Buyer or any of its Affiliates in respect of any Transferred Asset or Assumed Liability under any such policies, programs or arrangements.
Section VII.9Books and Records. Subject to compliance with Section 7.7, Seller and its Subsidiaries shall have the right to retain copies of all Transferred Records relating to periods ending on or prior to the Closing and Shared Confidential Information, in each case to the extent required by Law or bona fide internal compliance or document retention policies.
Section VII.10Transfer and Assumption of Regulatory Commitments. From and after the Closing Date, Buyer will assume control of, and responsibility for all costs and Liabilities arising from or related to any Transferred Regulatory Documentation other than any Excluded Liabilities, including any commitments or obligations to any Governmental Authority involving the Transferred Assets arising solely after the Closing Date. At the Closing, Seller shall transfer the exclusive benefit of the Regulatory Authorizations to Buyer on the terms and conditions set forth in this Section 7.10. As soon as practicable following the Closing Date, and in any event within [***] Business Days following the Closing, Seller shall make such notifications or filings with applicable Governmental Authorities as may be necessary to effect the transfer of each of the Regulatory Authorizations to Buyer. Seller shall cooperate with Buyer in supplying information or assistance in Buyer’s fulfillment of its obligations under this Section 7.10.
Section VII.11Certain Tax Matters.
(a)Cooperation. Buyer and Seller shall fully cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and the defense of any Tax Contest, in each case, relating to any of the Programs or the Transferred Assets or arising from the transactions contemplated hereby, and the preparation of the Allocation Statement until the expiration of any applicable statute of limitations or extensions thereof. Such cooperation shall include, upon the other Party’s reasonable request, providing information and records that are reasonably relevant to any such Tax Return or Tax Contest or the Allocation Statement and making available employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller shall retain all Tax books and records and abide by all record retention agreements entered into with any Governmental Authority, in each case, relating to the Transferred Assets for any Pre-Closing Tax Period until the expiration of any applicable statute of limitations or extensions thereof.
(b)Transfer Taxes. Seller and Buyer [***] of all stamp, documentary, filing, recording, registration, license, sales, use, transfer, excise, value added, and other similar Taxes incurred in connection with the transactions contemplated hereby (collectively, “Transfer Taxes”) and Seller shall prepare and timely file any Tax Returns in connection therewith.

(c)Proration of Taxes. For purpose of this Agreement, in the case of any Straddle Period, (i) the amount of any Taxes (other than Transfer Taxes) based on or measured by income, gain, receipts, activities, or payroll, and any withholding Taxes, for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date; provided that, in determining such amount, all allowances, deductions, or exemptions that are calculated on a periodic basis shall be taken into account on a prorated basis as described in clause (ii) below; and (ii) the amount of any other Taxes (other than Transfer Taxes) that are imposed on a periodic basis (including property, ad valorem, and similar Taxes) for the Pre-Closing Tax Period shall be determined to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which shall be the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which shall be the number of calendar days in the entire Straddle Period. No later than [***] Business Days before the due date of any Tax Return relating to the Transferred Assets for any Straddle Period, the other Party shall pay to the Party responsible for remitting any Tax for any Straddle Period the amount of any Taxes shown on such Tax Return for which such other Party is responsible.
(d)Allocation of Purchase Price. Attached hereto as Schedule 7.11(d) is the Parties’ mutually agreed upon allocation methodology for allocating the Purchase Price, the Assumed Liabilities, and any other items treated as consideration among the Transferred Assets for federal income Tax purposes. Buyer shall prepare and deliver to Seller, within [***] following the Closing Date, a schedule setting forth the allocation of the Purchase Price (and other relevant amounts, including Assumed Liabilities, to the extent properly treated as consideration for U.S. federal and applicable state and local income Tax purposes) among each of the Transferred Assets (the “Allocation Statement”). The Allocation Statement shall be prepared in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state or local Tax Law) and Schedule 7.11(d) to the extent it is consistent with the foregoing. Seller shall provide Buyer, within [***] following Seller’s receipt of the Allocation Statement, any comments on the Allocation Statement, and Buyer shall consider any such reasonable comments in good faith. If Buyer and Seller cannot agree on the Allocation Statement, any disputed items shall be referred for resolution as promptly as practicable to a nationally recognized independent accounting firm, then the costs of which will be shared equally by Buyer and Seller. If Seller does not provide Buyer with any comments on the Allocation Statement within [***] following Buyer’s delivery of the Allocation Statement, then the Allocation Statement shall be deemed final. If the Purchase Price (or other relevant amounts, including Assumed Liabilities, to the extent properly treated as consideration for U.S. federal and applicable state and local income Tax purposes) is adjusted following the initial determination of the Allocation Statement pursuant to this Section 7.11(d) (including the payment of the Milestone Payment or any Net Sales Payments), then the Parties shall cooperate to update the Allocation Statement accordingly pursuant to the procedures and terms set forth in this Section 7.11(d). The Allocation Statement as finally determined pursuant to this Section 7.11(d) shall be conclusive and binding upon the Parties for all purposes, and the Parties shall prepare and file, or cause to be prepared and filed, all Tax Returns (including IRS Form 8594 and any amendments thereto) and reports in a manner consistent with the Allocation Statement and shall not take any position (whether in Tax Returns, Tax Contests, or otherwise) that is inconsistent with the Allocation Statement, unless required in connection with the settlement or compromise of any audit or other proceeding with respect to income Taxes.
Section VII.12Bulk Sales. The Parties hereby waive compliance with any applicable bulk sale or bulk transfer Laws in connection with the sale of the Transferred Assets to Buyer.

Section VII.13Further Assurances.
(a)Without limiting the Transition Services Agreement, from time to time after the Closing, and for no further consideration, each of Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver, or cause to be executed and delivered, such documents and other instruments and take, or cause to be taken, such further actions as may be reasonably required or reasonably requested by the other Party to carry out the provisions of this Agreement and the other Transaction Agreements and give effect to the transactions contemplated hereby or thereby.
(b)Without limiting the Transition Services Agreement, from time to time following the Closing, and for no further consideration, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and instruments, and shall take such reasonable actions as may be necessary or appropriate, to make effective the transactions contemplated by this Agreement or the other Transaction Agreements as may be reasonably requested by the other Party. If, for any reason after the Closing, any asset transferred to Buyer or an Affiliate is ultimately determined to be an Excluded Asset or Buyer is found to be in possession of any Excluded Asset, in each case, then (i) Buyer will promptly notify Seller and return or transfer and convey (without further consideration) to Seller, and Seller will accept, such asset; (ii) Seller will assume and agree to pay, perform, fulfill and discharge (without further consideration) any Excluded Liabilities associated with such Excluded Asset as contemplated in this Agreement; and (iii) Buyer and Seller will promptly execute such documents or instruments of conveyance or assumption and take such further actions that are reasonably necessary or desirable to effect the transfer of such asset back to Seller and, until such time, to the extent necessary and applicable, Buyer hereby grants to Seller an irrevocable, perpetual, global, non-exclusive, royalty-free license to use such right or asset until such transfer is effective. If, for any reason after the Closing, any asset retained by Seller or any of its Subsidiaries is ultimately determined to be a Transferred Asset or Seller or any of its Subsidiaries is found to be in possession of any Transferred Asset, then (A) Seller or such Subsidiary will promptly notify Buyer and transfer and convey (without further consideration) to Buyer, and Buyer will accept, such asset; (B) Buyer will assume and agree to pay, perform, fulfill and discharge (without further consideration) any Assumed Liabilities associated with such asset as contemplated in this Agreement; and (C) Buyer and Seller will promptly execute such documents or instruments of conveyance or assumption and take such further actions that are reasonably necessary or desirable to effect the transfer of such asset to Buyer and, until such time, to the extent necessary and applicable, Seller hereby grants to Buyer an irrevocable, perpetual, global, non-exclusive, royalty-free license to use such right or asset until such transfer is effective. [***].
(c)Following the Closing, if Buyer sells, assigns, transfers or otherwise disposes of its rights to any of the Programs or any of the Products, then Buyer shall cause any such acquiror to expressly assume the obligations set forth in Section 3.2 and Section 3.3 of this Agreement with respect to such Programs or Products and provide to Seller a written assumption of such obligations in such form as shall be reasonably acceptable to Seller.
Section VII.14Existing Collaboration Agreement; Release of Claims. Effective as of the Closing, the Existing Collaboration Agreement shall terminate and be of no further force or effect, except to the extent set forth on Schedule 7.14. Effective as of the Closing, each Party, on behalf of itself and its Affiliates and its and their legal representatives, successors and assigns (each a “Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, the other Party, such other Party’s Affiliates and each of their respective representatives, equityholders, partners, members and agents (each, a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, losses, judgments, debts, dues and suits of every kind, nature and description whatsoever (collectively “Claims”) which such Releasor or its legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever prior to the Closing resulting from, arising out of or relating to the Existing Collaboration Agreement. Each Releasor agrees not to, and agrees to cause its respective Affiliates not to, assert any Claim against any of the Releasees with respect thereto. Except for any Claims resulting from, arising out of or relating to this Agreement or any other Transaction Agreement or the transactions contemplated hereby or thereby, the foregoing release includes a release of any rights and benefits with respect to such Claims that the Releasor now has or in the future may have conferred upon it by virtue of any statute or common law principle that provides that a general release does not extend to claims that a Party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such Party’s settlement with the obligor. In furtherance of the foregoing, the Releasor hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Claims that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Releasees from any such Claims described in the first sentence of this Section 7.14. Notwithstanding the foregoing, each Releasor and its respective legal representatives, successors and assigns retains, and does not release, its rights and interests to the extent set forth on Schedule 7.14. For the avoidance of doubt, the release set forth in this Section 7.14 shall not include any Claims resulting from, arising out of or relating to this Agreement or any other Transaction Agreement or the transactions contemplated hereby or thereby.
Section VII.15Sublease Agreements. Following the date of this Agreement, Seller and Buyer will negotiate in good faith (a) a sublease agreement with respect to the sublease of a portion of the Cambridge Real Property (the “Cambridge Sublease Agreement”) based on the terms set forth in Schedule 7.15(a) as mutually agreed upon between Buyer and Seller and (b) a sublease agreement with respect to the sublease of a portion of the Seattle Real Property (the “Seattle Sublease Agreement”) based on the terms set forth in Schedule 7.15(b) as mutually agreed upon between Buyer and Seller. The Cambridge Sublease Agreement shall contain the terms set forth in Schedule 7.15(a) and such other terms as are customary (and not otherwise materially inconsistent with the terms set forth on Schedule 7.15(a)) for agreements of the nature contemplated thereby as mutually agreed upon between Buyer and Seller. The Seattle Sublease Agreement shall contain the terms set forth in Schedule 7.15(b) and such other terms as are customary (and not otherwise materially inconsistent with the terms set forth on Schedule 7.15(b)) for agreements of the nature contemplated thereby as mutually agreed upon between Buyer and Seller.
Section VII.16Pro Forma Financial Statements. Seller will use reasonable best efforts, in compliance with securities Laws, to obtain the Pro Forma Financial Statements as promptly as practicable after the date hereof.

Article VIII

CONDITIONS TO CLOSING
Section VIII.1Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition:

(a)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, or otherwise prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
Section VIII.2Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)(i) The Seller Fundamental Representations (except for Section 5.5(a) and Section 5.13(b), which are addressed in Section 8.2(a)(ii)) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), (ii) Section 5.5(a) and Section 5.13(b) shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all material respects) and (iii) each of the representations and warranties of Seller contained in Article V of this Agreement, other than the Seller Fundamental Representations, shall be true and correct in all respects (without giving effect to any materiality or “Material Adverse Effect” qualifications therein) as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except in each case under this clause (ii), where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.
(b)Seller is able, as of the Closing Date, to grant rights (whether pursuant to a license or a sublicense) to Buyer under the License Agreement without Buyer incurring any additional consideration, to the same extent that Seller would have been able, as of the date hereof, to grant rights to Buyer under the License Agreement.
(c)Seller shall have duly performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Closing.
(d)Since the date of this Agreement, there shall have been no Material Adverse Effect that is continuing.
(e)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied (the “Seller Closing Certificate”).
(f)Seller shall have made all the deliveries required to be made by Seller pursuant to Section 4.2 (other than delivery of the Transferred Assets).
Section VIII.3Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Buyer contained in Article VI of this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all material respects), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a material adverse effect on Buyer’s ability to perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.
(b)Buyer shall have duly performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Closing.
(c)Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied (the “Buyer Closing Certificate”).
(d)Buyer shall have made all the deliveries required to be made by Buyer pursuant to Section 4.3 (other than payment of the Closing Payment).
Section VIII.4Frustration of Closing Conditions. Neither Party may rely, whether as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement or otherwise, on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s breach of this Agreement.
Article IX

TERMINATION
Section IX.1Termination. Without prejudice to the other remedies that may be available to the Parties pursuant to this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(a)by the written consent of both Seller and Buyer;
(b)by either Party upon delivery of written notice to the other Party if the Closing has not occurred prior to [***] after the date hereof (the “End Date”); provided that a Party will not have the right to terminate this Agreement pursuant to this Section 9.1(b) if such Party’s failure to perform any of its obligations under this Agreement is the primary cause for the Closing not occurring on or before the End Date;
(c)by Buyer by written notice to Seller if (i) Buyer is not then in material breach of any provision of this Agreement in a manner such that the conditions to Closing set forth in Section 8.3(a) or Section 8.3(b) would not have been satisfied and (ii) there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.2(a) or Section 8.2(b) and such breach, inaccuracy, or failure is incapable of being cured prior to the End Date or has not been cured by Seller within [***] of Seller’s receipt of written notice of such breach from Buyer;

(d)by Seller by written notice to Buyer if (i) Seller is not then in material breach of any provision of this Agreement in a manner such that the conditions to Closing set forth in Section 8.2(a) or Section 8.2(b) would not have been satisfied and (ii) there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.3(a) or Section 8.3(b) and such breach, inaccuracy, or failure is incapable of being cured prior to the End Date or has not been cured by Buyer within [***] of Buyer’s receipt of written notice of such breach from Seller; or
(e)by either Buyer, on the one hand, or Seller, on the other hand, if (i) there is any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or (ii) any Governmental Authority issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order is final and non-appealable.
Section IX.2Effect of Termination. In the event of termination of this Agreement as permitted by Section 9.1, this Agreement shall become void and of no further force and effect, except for this Section 9.2, Article XI and the Confidentiality Agreement, which shall remain in full force and effect. Nothing in this Section 9.2 shall be deemed to release either Party from any liability for any knowing, willful and material breach by such Party of the terms and provisions of this Agreement prior to any such termination or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.
Article X

INDEMNIFICATION
Section X.1Survival.
(a)Notwithstanding any applicable statutes of limitations, which the Parties intend to modify as set forth in this Section 10.1, all of the representations, warranties, covenants, and other agreements, in each case, contained in this Agreement, or in any instrument or certificate delivered by any Party at Closing, shall survive the Closing. Notwithstanding the foregoing, all representations, warranties, covenants, and other agreements made herein or in any instrument or certificate delivered pursuant hereto, and all indemnification obligations under Section 10.2(a), Section 10.2(b), Section 10.3(a), and Section 10.3(b) with respect to any such representations, warranties, covenants, and agreements, shall (i) in the case of any such representations or warranties (other than the Seller Fundamental Representations, Buyer Fundamental Representations, or with respect to any Claims arising from, in connection with, or related to Fraud), or any of such covenants that by its terms was to be performed prior to the Closing, terminate and expire on, and no action or proceeding seeking damages or other relief for breach of or for any misrepresentation or inaccuracy with respect thereto, shall be commenced after, the date that is [***] after the Closing Date; (ii) in the case of any Seller Fundamental Representations or any Buyer Fundamental Representations, terminate and expire on, and no Proceeding seeking damages or other relief for breach of or for any misrepresentation or inaccuracy with respect thereto, shall be commenced after, the date that is the expiration of the applicable statute of limitations, as extended, plus a period of [***]; and (iii) in the case of any of such covenants or agreements that by its terms applies or is to be performed in whole or in part after the Closing, terminate and expire on, and no Proceeding seeking damages or other relief for breach of any thereof shall be commenced after, the date that is [***] after the last date on which such covenant or agreement is to be fully performed, including for such covenants and agreements in which no date is specified. Notwithstanding anything to the contrary in this Agreement, each of Buyer and Seller may bring an indemnification claim pursuant to Section 10.2(c) or Section 10.3(c), respectively, at any time prior to the date that is twenty (20) years following the Closing.
(b)Notwithstanding any provision set forth in this Agreement to the contrary, any breach of any representation, warranty, covenant, or agreement in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 10.1(a) if written notice of the breach thereof giving rise to such right of indemnification shall have been given at or prior to the time at which such representation, warranty, covenant, or agreement would have otherwise expired pursuant to Section 10.1(a).
Section X.2Indemnification by Seller. Subject to the provisions of this Article X, Seller hereby agrees that, from and after the Closing Date, Seller shall defend and indemnify Buyer and its Affiliates and their respective directors, managers, officers, employees, agents, Representatives, successors, and assigns (the “Buyer Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such parties for, any and all Losses to the extent such Losses arise from, are connected with, or relate to any of the following:
(a)any breach of (i) any representation or warranty of Seller contained in this Agreement or in any instrument or certificate delivered by Seller to Buyer pursuant to this Agreement (provided, that, for the purposes of determining whether there has been a breach of any such representation or warranty, any qualifications as to “material,” “materiality” or “Material Adverse Effect” and variations of any of the foregoing shall be disregarded) or (ii) any covenant, agreement or obligation to be performed by Seller prior to the Closing contained in this Agreement;
(b)any breach by Seller of any of its covenants, agreements, or obligations to be performed following the Closing contained in this Agreement; or
(c)any Excluded Liabilities or any Excluded Assets.
Section X.3Indemnification by Buyer. Subject to the provisions of this Article X, Buyer hereby agrees that, from and after the Closing Date, Buyer shall defend and indemnify Seller and its Affiliates and their respective directors, managers, officers, employees, agents, Representatives, successors, and assigns (the “Seller Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such parties for, any and all Losses to the extent such Losses arise from, are connected with, or relate to any of the following:
(a)any breach of (i) any representation or warranty of Buyer contained in this Agreement or in any instrument or certificate delivered by Buyer to Seller pursuant to this Agreement (provided, that, for the purposes of determining whether there has been a breach of any such representation or warranty, any qualifications as to “material” or “materiality” and variations of any of the foregoing shall be disregarded) or (ii) any covenant, agreement or obligation to be performed by Buyer prior to the Closing contained in this Agreement;
(b)any breach by Buyer of any of its covenants, agreements, or obligations to be performed following the Closing contained in this Agreement; or
(c)any Assumed Liabilities.
Section X.4Limitations.

(a)The amount of any Losses for which either Seller or Buyer, as the case may be, is liable under this Article X shall be reduced by the amount of any insurance proceeds actually paid to the Indemnified Party (as defined herein) less the reasonable costs (including Taxes) of receiving such recovery including any deductible paid in obtaining such proceeds and increased cost of insurance.
(b)No Party shall be required to indemnify any Person under Section 10.2(a) or Section 10.3(a) (other than with respect to any claim arising from, in connection with or to the extent related to (i) Fraud, (ii) any breach of a Seller Fundamental Representation or Buyer Fundamental Representation, or (iii) any Excluded Liability or an Assumed Liability, as applicable) for (A) an individual claim for Losses [***] or (B) an aggregate amount of Losses exceeding an amount equal to [***]. In addition, no Party will be required to indemnify any Person under Section 10.2(a) or Section 10.3(a) solely with respect to any breach of any Seller Fundamental Representation or Buyer Fundamental Representation (other than with respect to any claim arising from, in connection with, or related to Fraud or any Excluded Liability or Assumed Liability, as applicable) for an aggregate amount of Losses exceeding an amount equal to [***].
(c)Any amounts payable pursuant to this Article X shall be paid without duplication, and in no event shall any Party be indemnified under different provisions of this Agreement or any Ancillary Agreement for the same Losses.
(d)The right of the Buyer Indemnified Parties and the Seller Indemnified Parties under this Article X shall be the sole and exclusive monetary remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties, as the case may be, with respect to matters covered hereunder, including third party claims relating to the Transferred Assets, Assumed Liabilities, or Excluded Liabilities (it being agreed that (i) this Article X shall not limit the Parties’ rights to equitable remedies, including an injunction or specific performance, their respective remedies under the Ancillary Agreements (except as otherwise set forth herein or therein), or Seller’s rights to receive the Milestone Payment or the Net Sales Payments hereunder, and (ii) nothing herein shall limit the liability of any Party hereto for Fraud).
Section X.5Procedure.
(a)Other than with respect to Third Party Claims, which shall be governed by the remainder of this Section 10.5, any Person seeking indemnification provided for under this Article X (an “Indemnified Party”) shall so notify the indemnifying party as promptly as reasonably practicable after becoming aware of the existence of such claim. Each such notice shall be in writing and shall describe in reasonable detail the basis for the claim for indemnification hereunder and set forth, to the extent known, the estimated amount of the Losses for which indemnification may be sought hereunder and, to the extent practicable, the method of computation thereof; provided that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the indemnifying party has been actually and materially prejudiced as a result of such failure.
(b)Any Indemnified Party seeking indemnification provided for under this Article X in respect of, arising out of, or involving a claim made by any Person (other than a Party hereto) against an Indemnified Party (a “Third Party Claim”), shall promptly notify the indemnifying party in writing of the Third Party Claim; provided that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the indemnifying party has been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to the Third Party Claim.
(c)If a Third Party Claim is made against an Indemnified Party, then the indemnifying party shall be entitled at its election, exercisable by written notice to the Indemnified Party within [***] of receipt of notice of such Third Party Claim from the Indemnified Party, and its cost to assume the defense of such Third Party Claim with counsel selected by the indemnifying party that is reasonably acceptable to the Indemnified Party; provided that, the indemnifying party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Party Claim and to discharge any cost or expense arising out of such investigation, contest, or settlement. If the indemnifying party assumes such defense, then the Indemnified Party shall nonetheless have the right to employ counsel separate from the counsel employed by the indemnifying party; provided that the indemnifying party shall not be liable to such Indemnified Party for any fees of such separate counsel with respect to the defense of such Third Party Claim, unless the employment and reimbursement of such separate counsel is authorized by the indemnifying party in writing; provided, further, that if, in the reasonable opinion of counsel to the Indemnified Party, there are legal defenses available to the Indemnified Party that are different from or additional to those available to the indemnifying party or there exists a conflict of interest between the indemnifying party and the Indemnified Party that cannot be waived, then the indemnifying party shall be liable for the reasonable fees and expenses of counsel to such Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required (provided, however, that in no event shall the indemnifying party be liable for the reasonable fees and expenses of more than one separate firm of attorneys in each jurisdiction for all Indemnified Parties). If the indemnifying party does not assume such defense, and for any period during which the indemnifying party has not assumed such defense, then the indemnifying party shall be liable for the reasonable and documented fees and expenses of one single counsel (in addition to reasonable and documented fees and expenses of local counsel required in jurisdictions not central to the Third Party Claim) employed (and reasonably acceptable to the indemnifying party) by such Indemnified Party (which reasonable and documented fees and expenses shall be considered Losses for purposes of this Agreement). If the indemnifying party chooses to defend a Third Party Claim or prosecute a claim in connection therewith, then each Indemnified Party shall provide all cooperation as is reasonably requested by the indemnifying party in such defense or prosecution.
(d)Notwithstanding anything to the contrary in this Section 10.5, the indemnifying party may not settle, compromise or discharge, or make any reasonable admission of liability with respect to, such Third Party Claim other than for money damages only without the prior written consent of the Indemnified Party, subject to the indemnifying party paying or causing to be paid all amounts arising out of such settlement and obtaining and delivering to the Indemnified Party, prior to the execution of such settlement, an unconditional full and complete written release from all Liability with respect to the underlying action, circumstances, and claims giving rise to such Third Party Claim by the applicable Person to the Indemnified Party, prepared and executed by all Persons bringing such Third Party Claim; provided, however, that the indemnifying Party shall give the Indemnified Party advance written notice of any proposed compromise or settlement and shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), consent to or enter into any compromise or settlement which respect to such Third Party Claim that (i) commits the Indemnified Party to take, or to forbear to take, any action, or (ii) involves a finding or admission of (A) any violation of Law by the Indemnified Party (or any Affiliate thereof) or (B) any Liability on the part of the Indemnified Party (or any Affiliate thereof) not indemnified hereunder. An Indemnified Party shall not settle, compromise or discharge any Third Party Claim for which indemnification is being or may be sought hereunder without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, conditioned, or delayed).
(e)An indemnifying party shall not be entitled to assume or continue control of the defense of any Third Party Claim if the Third Party Claim (i) relates to or arises in connection with any criminal proceeding, or (ii) seeks an injunction or other equitable relief against any Indemnified Party.
Section X.6Set-Off Rights. Buyer hereby acknowledges and agrees that it shall have no right under this Agreement to set off any Losses for which it may be entitled to indemnification hereunder (subject to the limitations set forth in Section 10.4) against the Milestone Payment, Net Sales Payments, or any other payments to be made to Seller following the Closing under this Agreement unless and until there has been a final determination that Buyer is entitled to the receipt of indemnification for such Losses in accordance with the terms of this Agreement.
Section X.7Tax Treatment of Indemnification Payments. Seller and Buyer agree to treat any indemnification payment made pursuant to this Article X as an adjustment to the Purchase Price for U.S. federal, state and local and non-U.S. income Tax purposes, unless otherwise required under applicable Law.
Article XI

GENERAL PROVISIONS
Section XI.1Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, incurred in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by the Party incurring such costs and expenses (or the Party on whose behalf such costs and expenses have been incurred), irrespective of when incurred or whether or not the Closing occurs or this Agreement is terminated.
Section XI.2Notices. All notices and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed, or (c) upon delivery by overnight courier service, in each case, to the addresses and attention parties indicated below (or such other address, e-mail address, or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 11.2):
if to Buyer, to:
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY 10591
Attention: General Counsel
Email: [***]
with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
Prudential Tower

800 Boylston Street
Boston, MA 02199-3600
Attention: Hannah H. England; Matthew J. Byron
Email: [***]
if to Seller, to:
2seventy bio, Inc.
60 Binney Street
Cambridge, MA 02142
Attention: Iya Kessler
Email: [***]
with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Michael Bison; Lisa Haddad; Amanda Gill
Email: [***]
Section XI.3Public Announcements. No Party shall issue or originate any publicity, press release, or make any public announcement, written or oral, with respect to any of the Transaction Agreements without the prior written consent of the other Parties (whether such other Party is named in such publicity, press release, or other public announcement or not), except as may be required by Law or the rules and regulations of any national securities exchange upon which the securities of a Party are listed, in which case the Party required to issue such press release or make such public announcement shall, to the extent legally permissible, consult in good faith with the other Parties before making any such public announcements and use its commercially reasonable efforts to incorporate the reasonable comments timely made by the other Parties in good faith; provided that no Party will be required to obtain the prior approval of or consult with the other Parties in connection with any such press release or public announcement if such press release or public announcement consists solely of information previously disclosed in all material respects in a previously distributed press release or public announcement made in accordance with this Section 11.3. If either Party, based on the advice of its counsel, determines that this Agreement, or any of the other Transaction Agreements, must be filed with the United States Securities and Exchange Commission (“SEC”) or any other similar Governmental Authority, then such Party, prior to making any such filing, shall provide the other Party and its counsel with a redacted version of this Agreement (and any other Transaction Agreement) which it intends to file and any draft correspondence with the SEC (or such other Governmental Authority, as applicable) requesting the confidential treatment by the SEC (or such other Governmental Authority, as applicable) of those redacted sections of this Agreement, and will give due consideration to any comments timely provided by the other Party or its counsel and use commercially reasonable efforts to ensure the confidential treatment by the SEC (or such other Governmental Authority, as applicable) of those sections specified by the other Party or its counsel.
Section XI.4Severability. If any term or other provision of this Agreement is held invalid, illegal, or incapable of being enforced under any applicable Law or as a matter of public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgement of a court of competent jurisdiction or other Governmental Authority declares that any term or other provision hereof is invalid, illegal or unenforceable, then (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.
Section XI.5Counterparts. This Agreement may be executed in one or more counterparts, and signature pages may be delivered by portable document format (PDF), DocuSign or any other electronic signature complying with the U.S. federal ESIGN Act of 2000, the Delaware Uniform Electronic Transactions Act, and any other applicable Law, each of which shall be deemed an original, but all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.
Section XI.6Entire Agreement; Construction. This Agreement and the other Transaction Agreements (and all exhibits and schedules hereto and thereto) and the Confidentiality Agreement collectively constitute and contain the entire agreement and understanding of Seller and Buyer with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements, and contracts, whether written or oral, between the Parties and thereto respecting the subject matter hereof and thereof. In the event and to the extent that there is a conflict or inconsistency between the provisions of this Agreement and any Schedule hereto, this Agreement shall control unless expressly provided for otherwise in such Schedule. In addition, if and to the extent that there is a conflict or inconsistency between this Agreement and any Ancillary Agreement, then each Ancillary Agreement shall control with respect to the subject matter thereof and this Agreement shall control with respect to all other matters.
Section XI.7Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by either Party, without the prior written consent of the other Party, except that (a) Buyer may assign any or all of its rights and obligations under this Agreement to any of its controlled Affiliates, (b) subject to Section 7.13(c), Buyer may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to a Third Party in connection with the sale, disposition, or exclusive license of any of the Products or Programs, and (c) either Party may assign any or all of its rights and obligations under this Agreement to a successor in interest in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement; provided that, in each case, no such assignment shall release a Party from any Liability or obligation under this Agreement; and provided further that Seller may assign or otherwise monetize (in whole or in part) its rights to receive the Milestone Payment or Net Sales Payments pursuant to Sections 3.2 through 3.6 of this Agreement without the consent of Buyer. Any attempted assignment in violation of this Section 11.7 shall be void ab initio. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.
Section XI.8No Third-Party Beneficiaries; Affiliates. Except as expressly provided for herein, this Agreement is for the sole benefit of the Persons specifically named in the preamble to this Agreement as Parties and their permitted successors and assigns, no Party hereto is acting as an agent for any other Person not named herein as a party hereto, and nothing in this Agreement or any other Transaction Agreements, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Each Party will be responsible for ensuring that its Affiliates act in accordance with its obligations under this Agreement.
Section XI.9Amendment; Waiver. No provision of this Agreement or any other Transaction Agreement may be amended, supplemented, or modified, including any schedules thereto, except by a written instrument making specific reference hereto or thereto signed by Seller and Buyer. At any time before the Closing, either Seller or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Party, (b) waive any breaches or inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any covenant, agreement or condition contained in this Agreement, but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such waiver shall be in a written instrument duly executed by the waiving Party. No failure on the part of either Buyer or Seller to exercise, and no delay in exercising, any right, power or remedy under any Transaction Agreement except as expressly set forth in this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section XI.10Schedules. Any disclosure with respect to a Section of this Agreement, including any Section of the Seller Disclosure Schedules attached hereto or delivered herewith, shall be deemed to be disclosed for purposes of other Sections of this Agreement, including any Section of the Seller Disclosure Schedules, to the extent that the relevance of such disclosure would be reasonably apparent on its face. No reference to or disclosure of any item or other matter in any Section of the Seller Disclosure Schedules shall be construed as an admission of Liability or an indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law, or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.
Section XI.11Governing Law; Submission to Jurisdiction.
(a)This Agreement and, unless otherwise specified therein, each other Transaction Agreement and all Proceedings (whether at Law, in contract, tort or otherwise, or in equity) that may be based upon, arise out of or relate to this Agreement (including the applicable statute of limitations), or any other Transaction Agreement or the negotiation, execution, or performance of this Agreement, or the inducement of any party to enter into this Agreement or any Transaction Agreement, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), shall be governed by and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and performed in such State without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.
(b)The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in the New Castle County (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware), and the appellate courts having jurisdiction of appeals in such courts, in each case, over any Transaction Dispute and each

Party hereby irrevocably agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Transaction Dispute brought in such court or any defense of inconvenient forum for the maintenance of such Transaction Dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(c)Each of the Parties hereby consents to process being served by any Party to this Agreement in any Proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.2 other than by electronic mail.
(d)Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 11.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.
Section XI.12Specific Performance. Each Party hereto acknowledges and agrees that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no adequate remedy other than specific performance might exist at Law or in equity in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at Law or in equity. Such remedies shall, however, be cumulative with and not exclusive of and shall be in addition to any other remedies which any party may have under this Agreement, or at Law or in equity or otherwise, and the exercise by a Party hereto of any one remedy shall not preclude the exercise of any other remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Seller or Buyer otherwise have an adequate remedy at Law.
Section XI.13No Duplication; No Double Recovery. Nothing in this Agreement or any Ancillary Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.
Section XI.14No Cross-Breach. No default under, or breach or termination of, any Transaction Agreement, shall in and of itself cause a default or breach under this Agreement or any rights or obligations herein.
Section XI.15Rules of Construction. Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, and paragraph are references to the Articles, Sections and paragraphs to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the schedules hereto; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive unless clearly indicated and the occasional inclusion of “and/or” will not change this interpretation; (f) provisions that require that a Party, or the Parties “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, or otherwise (including e-mail, but excluding instant messaging); (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) Seller and Buyer have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s permitted successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (m) except as otherwise expressly provided herein, each of the representations and warranties of the Parties set forth herein shall be deemed to have been made as of the date such representation and warranty is made hereunder; (n) the word “will” shall have the same meaning as “shall”; and (o) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. Further, prior drafts of this Agreement or the other Transaction Agreements or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the other Transaction Agreements shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.
Section XI.16Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY TRANSACTION DISPUTE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16.
Section XI.17No Reliance. Each Party is not relying, and each Party has not relied, on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in Article V and Article VI of this Agreement, as applicable. Such representations and warranties by the Parties constitute the sole and exclusive representations and warranties of the Parties in connection with the transactions contemplated hereby and each Party understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the other Party. In connection with the due diligence investigation of the Programs, the Transferred Assets and the Assumed Liabilities, each Party and its Affiliates and Representatives have received and may continue to receive after the date hereof from the other Party and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Transferred Assets and Assumed Liabilities. Each Party hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that each Party will have no claim against the other Party, or any of its Affiliates or Representatives, or any other Person, with respect thereto, except for the representations and warranties expressly set forth in Article V and Article VI of this Agreement, as applicable. Accordingly, each Party hereby acknowledges and agrees that neither the other Party, nor any of its Affiliates and Representatives has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans, except for the representations and warranties expressly set forth in Article V and Article VI of this Agreement, as applicable.
[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

2SEVENTY BIO, INC.

By: /s/ Nick Leschly
Name: Nick Leschly
Title: President and Chief Executive Officer

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

REGENERON PHARMACEUTICALS, INC.

By: /s/ Nouhad Husseini
Name: Nouhad Husseini
Title: SVP, Head of Business Development and Corporate Strategy

Signature Page to Asset Purchase Agreement